Exhibit 10.3

ASSET PURCHASE AGREEMENT

BY AND AMONG

FAT BRANDS INC.,

THE OTHER SELLERS,

AND

AMAZING BRANDS, LLC

Dated:

MAY 19, 2026

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Annex 1 – Sellers
Exhibit A – Form of Bill of Sale
Exhibit B – Form of Assignment and Assumption Agreement
Exhibit C – Form of Intellectual Property Assignment Agreement
Exhibit D – Form of Domain Name and Social Media Assignment Agreement

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ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is entered into as of May 19, 2026 by and among FAT Brands Inc., a Delaware corporation (“FAT Brands”), and the direct and indirect Subsidiaries of FAT Brands identified on Annex 1 hereto (collectively, with FAT Brands, each a “Seller” and, collectively, “Sellers”)), and Amazing Brands, LLC, a Nevada limited liability company (“Buyer”). Sellers and Buyer are referred to collectively herein as the “Parties” and each, individually, as a “Party”.

WITNESSETH

WHEREAS, on January 26, 2026 (the “Petition Date”), FAT Brands, Twin Hospitality Group Inc., a Delaware corporation (“Twin Hospitality”), and certain of their respective direct and indirect Subsidiaries (collectively, the “Debtors”), including Sellers, filed voluntary petitions for relief (collectively, the “Bankruptcy Cases”), under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”);

WHEREAS, on January 26, 2026, the Debtors established a special committee (the “Special Committee”) and authorized the Special Committee to review, consider and, if appropriate, recommend a potential restructuring and/or recapitalization transaction, including financing, refinancing, reorganization, recapitalization, or change of control whether by sale, merger, consolidation, or otherwise which, for the avoidance of doubt, includes any matters relating to, arising in, or financing for the Bankruptcy Cases;

WHEREAS, pursuant to that certain Amended and Restated Stipulation and Agreed Order Regarding Mediated Agreement entered by the Bankruptcy Court on March 19, 2026 Docket No. 472, the Special Committee is vested with the sole and exclusive authority to manage the affairs of FAT Brands and its Subsidiaries;

WHEREAS, FAT Brands and its Subsidiaries (including Sellers) operate the FAT Brands Business (including the Transferred Business); and

WHEREAS, Sellers and Buyer desire to enter into this Agreement to provide for Buyer to purchase, acquire, and assume from the applicable Seller all of the Acquired Assets and Assumed Liabilities (which Acquired Assets and Assumed Liabilities generally comprise the Transferred Business), all in the manner and subject to the terms and conditions set forth in this Agreement and in accordance with Sections 105, 363, 365, and other applicable provisions of the Bankruptcy Code.

NOW, THEREFORE, in consideration of the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties hereby agree as follows:

Article I
DEFINITIONS

Section 1.1 Definitions. For purposes of this Agreement:

“Accounts Receivable” means all (a) accounts receivable, credit card receivables, notes receivable, trade receivables and other amounts receivable generated by the FAT Brands Business (including the Transferred Business) or owed to Sellers (whether current or non-current), together with all security or collateral therefor and any interest or unpaid financing charges accrued thereon, including all causes of action pertaining to the collection of amounts payable, or that may become payable, to Sellers with respect to products sold or services performed, (b) license and royalty receivables payable, or that may become payable, to Sellers with respect to products sold or services performed and (c) other amounts due to Sellers which Sellers have historically classified as accounts receivable with respect to products sold or services performed.

“Acquired Assets” means, all of Sellers’ right, title, and interest, free and clear of all Liens (other than Permitted Liens), in and to all of the properties, rights, interests, and other tangible and intangible assets of Sellers primarily used in or primarily relating to the Transferred Business (wherever located and whether or not required to be reflected on a balance sheet prepared in accordance with GAAP), including any assets acquired by Sellers after the date hereof but prior to the Closing that primarily relate to the Transferred Business; provided, however, that notwithstanding anything to the contrary herein, the Acquired Assets shall not include any Excluded Assets (including any Other Buyer Assets).

Without limiting the generality of the foregoing, the Acquired Assets shall include the following (except to the extent listed or otherwise included as an Excluded Asset):

(a) all Owned Intellectual Property, including the Owned Intellectual Property set forth on Section 3.13(a) of the Disclosure Schedule and any such Intellectual Property specified in the Intellectual Property Assignment Agreements;

(b) all tangible assets owned or leased by Sellers, in each case to the extent primarily used in or primarily related to the Transferred Business or a Transferred Location, including the vehicles identified on Section 1.1(a) of the Disclosure Schedule and all restaurant equipment and machinery, kitchen equipment, fixtures, trade fixtures, chairs, tables, supplies, shelving, refrigeration equipment, computers, point-of-sale systems, other computer systems and servers, hardware, inventory management equipment, branding, signs, and signage located at the Transferred Locations or any real property leased by Sellers pursuant to an Assumed Lease;

(c) all Designated Contracts (including Franchise Agreements) and Assumed Leases set forth on Section 2.6(b) of the Disclosure Schedule (as amended from time to time in accordance with Section 2.6(b));

(d) all Inventory located at any Transferred Location;

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(e) all customer and end-user data and information, in each case, to the extent primarily used in or primarily related to the Transferred Business and solely to the extent permitted to be assigned, used, or provided by Sellers under applicable Law;

(f) intentionally omitted;

(g) all Permits, in each case to the extent transferable and primarily used in or primarily related to the Transferred Business or a Transferred Location;

(h) all books, records, and other data not described in clause (e) above, including (x) customer lists, supplier lists, mailing lists, accounting records, documentation or records, catalogs, and printed materials relating thereto, and (y) past and present customer, supplier, vendor records, files, documents, instruments, financial, marketing, and business data, recipes, formulas and formulations, training materials, pricing and cost information, business and marketing plans, equipment research, design and development plans, and other information, files, correspondence, records, data, plans, reports, and recorded knowledge, historical trademark files, prosecution files of Sellers in whatever media retained or stored, including computer programs and disks, and all other books, records, instruments, policies, procedures and documents, in each case to the extent within Sellers’ possession, custody or control and primarily used in or primarily relating to the Transferred Business or any Transferred Location (it being acknowledged and agreed that (i) with respect to such books, records and data owned or maintained by FAT Brands (and not the other Sellers), copies of such books, records and data shall be considered Acquired Assets pursuant to this clause (h) (and FAT Brands shall retain all originals thereof) and (ii) the other Sellers shall be permitted to retain copies of any books, records and other data constituting Acquired Assets as may be necessary or advisable for purposes of legal, regulatory or Tax compliance or in connection with any Claims or Litigation constituting Excluded Assets or Excluded Liabilities);

(i) all prepaid expenses, credits, advance payments, claims, security, refunds, rights of recovery, rights of set-off, rights of recoupment, deposits, charges, sums and fees (excluding any such item relating to Taxes that are Excluded Liabilities), in each case to the extent primarily relating to the Transferred Business;

(j) all promotional and marketing materials, displays, media content, and other personal property or equipment owned or leased to Sellers (to the extent such underlying lease is a Designated Contract), in each case to the extent primarily used in or primarily related to the Transferred Business;

(k) all Intellectual Property Licenses, in each case to the extent transferable and primarily used in or primarily related to the Transferred Business;

(l) all goodwill primarily related to the Transferred Business or the Acquired Assets;

(m) all Sellers’ telephone, facsimile numbers, and email addresses, in each case, to the extent primarily used in or primarily relating to the Transferred Business or a Transferred Location;

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(n) all avoidance actions under Chapter 5 of the Bankruptcy Code relating to any Designated Contract following the Closing (the “Acquired Avoidance Actions”);

(o) all of Sellers’ rights under warranties, indemnities, and all similar rights against third parties in each case to the extent transferable and primarily related to any Acquired Assets;

(p) all Transferred Locations Cash;

(q) all insurance claims, and related proceeds, in each case to the extent primarily related to an Acquired Asset and such claim or proceeds arose out of events or occurrences prior to the Closing; and

(r) all open purchase orders with customers and suppliers, in each case to the extent primarily relating to the Transferred Business.

“Administrative Claim” means any Claim for costs and expenses of administration during the Bankruptcy Cases pursuant to sections 328, 330, 363, 364(c)(1), 365, 503(b), 507(a)(2) or 507(b) of the Bankruptcy Code, including, without limitation: (a) any actual and necessary costs and expenses incurred on or after the Petition Date of preserving and operating the businesses of the Sellers; (b) Claims pursuant to section 503(b)(9) of the Bankruptcy Code; and (c) all fees and charges assessed against the Debtors pursuant to sections 1911 through 1930 of chapter 123 of title 28 of the United States Code.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person, where “control” means the power, directly or indirectly, to direct or cause the direction of the management and policies of another Person, whether through the ownership of voting securities, by contract, or otherwise.

“Affiliate Agreement” has the meaning set forth in Section 3.16.

“Agreement” has the meaning set forth in the preamble.

“Allocation Schedule” has the meaning set forth in Section 2.7.

“Assignment and Assumption Agreement” has the meaning set forth in Section 2.5(a)(ii).

“Assumed Leases” means (a) any Lease listed or referenced on Section 2.6(a) of the Disclosure Schedule designated by Buyer (in its sole discretion) for assumption and assignment to Buyer in accordance with Section 2.1 and Section 2.2 effective on and as of the Closing (including any amendment or modification that may contain lease concessions) as set forth on Section 2.6(b) of the Disclosure Schedule and (b) any Post-Closing Designated Lease designated in the Post-Closing Designation Period in accordance with Section 2.6(h).

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“Assumed Liabilities” means the following Liabilities of Sellers (to the extent not satisfied prior to the Closing):

(a) all Liabilities under or relating to the Acquired Assets to the extent such Liabilities arise from and after the Closing Date;

(b) all Liabilities (i) to pay for goods or services ordered with respect to the Transferred Business, prior to the Closing, but that are not delivered or performed until after the Closing, and (ii) to satisfy open purchase orders with customers and suppliers of the Transferred Business that constitute Acquired Assets;

(c) all (i) sales promotions, rebates, coupons, gift cards and certificates and (ii) customer prepayments and overpayments, customer refunds, credits, reimbursements and related adjustments, in each case to the extent primarily related to the Acquired Assets or the Transferred Business;

(d) intentionally omitted;

(e) intentionally omitted;

(f) all Liabilities with respect to (i) accrued and unused vacation, sick time, parental leave and other paid time of the Transferred Employees that is not paid by Sellers prior to or at Closing, (ii) any wages or compensation earned by Transferred Employees from and after the Closing, and (iii) any Liabilities related to Transferred Employees that arise from Buyer’s acts or omissions after the Closing;

(g) all Cure Costs related solely to the Designated Contracts and Assumed Leases that will be assumed by Sellers and assigned to Buyer in accordance with Section 2.6; and

(h) all Liabilities for (i) Taxes that relate to the Acquired Assets or the Assumed Liabilities with respect to Post-Closing Tax Periods allocable to Buyer in accordance with Section 6.4(b), and (ii) Transfer Taxes;

provided, however, that notwithstanding anything to the contrary set forth in this definition, the Assumed Liabilities shall not include any Excluded Liabilities.

“Auction” has the meaning set forth in the Bidding Procedures Order.

“Back-up Bidder” means the Person designated at the Auction as having submitted the next highest offer to the offer submitted by the Prevailing Bidder.

“Bankruptcy Cases” has the meaning set forth in the recitals.

“Bankruptcy Code” has the meaning set forth in the recitals.

“Bankruptcy Court” has the meaning set forth in the recitals.

“Bid Deadline” has the meaning set forth in the Bidding Procedures Order.

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“Bidding Procedures Motion” means the motion filed by Sellers with the Bankruptcy Court seeking entry of the Bidding Procedures Order Docket No. 420.

“Bidding Procedures Order” means an Order entered by the Bankruptcy Court on April 9, 2026, granting the relief requested in the Bidding Procedures Motion Docket No. 595.

“Bill of Sale” has the meaning set forth in Section 2.5(a)(i).

“Business Day” means any day, other than a Saturday, Sunday and any day that is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in the State of New York are authorized or required by Law or other governmental action to close.

“Business Names” means Hot Dog on a Stick and any other business names used in connection with the Transferred Business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Default Termination” has the meaning set forth in Section 2.3(b).

“Claim” means any claim within the meaning of Section 101(5) of the Bankruptcy Code.

“Claims Agent” has the meaning set forth in Section 2.3(b).

“Closing” has the meaning set forth in Section 2.4.

“Closing Cash Payment” has the meaning set forth in Section 2.3(a).

“Closing Date” has the meaning set forth in Section 2.4.

“COBRA” means Sections 601 through 608 of ERISA and Section 4980B of the IRC.

“Co-Branding Agreement” has the meaning set forth in Section 5.9(b).

“Competing Bid” has the meaning set forth in Section 5.3(b).

“Contract” means any agreement, contract, license, arrangement, commitment, promise, obligation, right, instrument, document, or other similar understanding, which in each case is in writing and signed by parties intending to be bound thereby (other than any Leases).

“Covered Employee” means any employee of Sellers whose duties relate primarily to the operation of the Transferred Business, including such employees who have been furloughed or are on short-term disability, long-term disability, or any other approved leave of absence as of the Closing.

“Cure Costs” means all amounts payable, and obligations that must be satisfied in order to cure any monetary defaults through the Closing Date that are required to be cured under Section 365(b)(1) of the Bankruptcy Code or otherwise to effectuate, pursuant to the Bankruptcy Code, the assumption of executory Contracts and the Assumed Leases.

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“Cure Schedules” has the meaning set forth in Section 2.6(a).

“Debtors” has the meaning set forth in the recitals.

“Deposit” has the meaning set forth in Section 2.3(b).

“Deposit Account” has the meaning set forth in Section 2.3(b).

“Designated Contracts” means any Contract listed or referenced on Section 2.6(b) of the Disclosure Schedule designated by Buyer (in its sole discretion) for assumption and assignment to Buyer in accordance with Section 2.1 and Section 2.2 effective on and as of the Closing as set forth on Section 2.6(b) of the Disclosure Schedule.

“Designation Notice” has the meaning set forth in Section 2.6(h)(iii).

“Disclosure Schedule” has the meaning set forth in Article III.

“Domain and Social Media Assignment Agreement” has the meaning set forth in Section 2.5(a)(iv).

“Encumbrances” means any claim, community or other marital property interest, condition, equitable interest, right of way, encroachment, servitude, right of first refusal, or similar restriction, including any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income, or exercise of any other attribute of ownership.

“Environmental Law” means any federal, state or local, or foreign law, statute, code, ordinance, rule, or regulation relating to the protection of the environment or natural resources.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person that, at any relevant time, is or was treated as a single employer with any Seller for purposes of Section 414 of the IRC.

“Estimated Post-Closing Designation Period Costs” has the meaning set forth in Section 2.6(h)(ii).

“Excluded Assets” means the assets of Sellers as of the Closing that do not constitute the Acquired Assets, including, without limitation, the following assets:

(a) all Other Buyer Assets;

(b) all files, books, records and documents prepared in connection with this Agreement or the transactions contemplated hereby (including any sales of assets by Debtors to any Other Buyer) or otherwise relating to the Bankruptcy Cases (including all files, books, records, and documents constituting work product of Debtors’ legal counsel and all Privileged Communications), all minute books, corporate records (such as stock registers), and organizational documents of Debtors, Tax Returns and Tax work papers in respect of Taxes of Debtors, and all other recipes, formulas, formulations, training materials, equipment research, designs, developments and documents not related to the Transferred Business, the Transferred Locations, the Acquired Assets, or the Covered Employees, including all rights, privileges and interest of Debtors in respect of the foregoing;

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(c) any Contract that is not a Designated Contract;

(d) any Lease that is not an Assumed Lease or a Reserved Lease;

(e) any Tax refunds or overpayments of Taxes that are Excluded Liabilities, or other tax attribute of Debtors and their Affiliates;

(f) all cash and cash equivalents of Debtors other than Transferred Locations Cash (for the avoidance of doubt, cash in restricted accounts, the professional fee escrow, and all adequate assurance deposits are included in the Excluded Assets);

(g) all avoidance actions under Chapter 5 of the Bankruptcy Code or any Litigation that are not an Acquired Asset (for the avoidance of doubt, avoidance actions include any claim or cause of action under Sections 502, 510, 541, 544, 545, 547, 548, 549, 550, 551 or 553 of the Bankruptcy Code or under related state or federal statutes or common law, including fraudulent transfer or fraudulent conveyance law);

(h) any security deposits or pre-paid expenses paid prior to the Closing Date and not primarily associated with the Acquired Assets;

(i) all prepaid insurance and insurance policies and binders (including directors and officers insurance policies and any tail insurance policies purchased in respect thereof), all claims, refunds, and credits from insurance claims, insurance policies, or binders due or to become due with respect to such policies or binders and all rights to proceeds thereof;

(j) all equipment, tools, or assets belonging to employees or independent contractors of Debtors;

(k) all shares of capital stock or other equity interests of any Seller and all securities convertible into or exchangeable or exercisable for shares of capital stock or other equity interests of any Seller or any other Person;

(l) all Accounts Receivable;

(m) all assets, properties, rights, interests, and Claims of every kind and description of any Debtors that (i) are not Acquired Assets, or (ii) are not primarily related to, primarily used, or primarily held for use in, the Transferred Business;

(n) all Claims and Litigation owned by Sellers against any current or former directors and officers; and

(o) all Retained Causes of Action and all rights to any proceeds thereof.

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“Excluded Liabilities” means any Liabilities of Sellers or any of the other Debtors, whether existing on the Closing Date or arising thereafter as a result of any act, omission, or circumstances taking place prior to the Closing, other than the Assumed Liabilities. The Excluded Liabilities include, without limitation, the following (other than to the extent the same constitute the Assumed Liabilities):

(a) any Liability primarily relating to or primarily arising out of the Excluded Assets;

(b) any Liability for Taxes of Sellers (except for any Taxes that are expressly assumed in accordance with the definition of Assumed Liabilities);

(c) all Liabilities of Sellers under this Agreement or any Related Agreement and the transactions contemplated hereby or thereby;

(d) any Liability associated with any and all indebtedness for borrowed money, including any guarantees of third party obligations, and reimbursement obligations to guarantors of Sellers’ obligations or under letters of credit of any Seller;

(e) any Liabilities in respect of any Contracts or Leases that are not Designated Contracts or Assumed Leases, respectively;

(f) all Liabilities with respect to the termination of employment of any Seller “insiders” (as such term is defined in Section 101(31) of the Bankruptcy Code);

(g) all Liabilities of Sellers to Sellers’ equity holders respecting dividends, distributions in liquidation, redemptions of interests, option payments, or otherwise, and, except for any Liabilities under a Transition Services Agreement, any Liability of Sellers pursuant to any Affiliate Agreement;

(h) all Liabilities relating to Litigation, claims, defenses, actions, suits, arbitrations, litigation matters, proceedings, or investigations (in each case whether involving private parties, Governmental Authorities, or otherwise) involving, against, or affecting any Acquired Asset, the Transferred Business, Sellers, or any assets or properties of Sellers, commenced, filed, initiated, threatened, or accruing before the Closing and primarily relating to facts, events, or circumstances arising or occurring before the Closing;

(i) all Liabilities arising out of a violation of the WARN Act due to facts and circumstances (including, without limitation, termination of employment and/or closing of locations) arising prior to the Closing;

(j) all Liabilities arising under Environmental Laws primarily relating to facts, events, or circumstances arising or occurring before the Closing; and

(k) all Liabilities relating to any Administrative Claim.

“FAT Brands” has the meaning set forth in the preamble.

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“FAT Brands Business” means the business and operations conducted by FAT Brands and its Subsidiaries of the operation of restaurants, bars and entertainment (whether owned or franchised) under the “Twin Peaks”, “Smokey Bones”, “Round Table Pizza”, “Fatburger”, “Marble Slab Creamery”, “Elevation Burger”, “Johnny Rockets”, “Hot Dog on a Stick”, “Fazoli’s”, “Great American Cookies”, “Buffalo’s Cafe”, “Buffalo’s Express”, “Hurricane Grill & Wings”, “Pretzelmaker”, “Native Grill & Wings”, “Yalla Mediterranean”, “Ponderosa Steakhouse” and “Bonanza Steakhouse” names and all related Trademarks and proprietary brand elements, including all franchising, licensing, and brand management activities conducted in connection therewith.

“FBG APA” means that certain Asset Purchase Agreement, dated as of the date hereof, by and among FBG Bid Co., a Delaware corporation (“FBG Bid Co.”), FAT Brands Inc. and certain affiliates of FAT Brands Inc. party thereto.

“FBG Business” means the business and operations conducted by Sellers of the operation of restaurants, bars and entertainment (whether owned or franchised) under the “Round Table Pizza”, “Fatburger”, “Marble Slab Creamery”, “Johnny Rockets”, “Fazoli’s”, “Great American Cookies”, “Buffalo’s Cafe”, “Buffalo’s Express”, “Hurricane Grill & Wings”, “Pretzelmaker”, “Native Grill & Wings”, “Yalla Mediterranean”, “Ponderosa Steakhouse” and “Bonanza Steakhouse” names and all related trademarks and proprietary brand elements, including all franchising, licensing, and brand management activities conducted in connection therewith; provided, that, FBG Business does not include the “Elevation Burger” business or the Transferred Business.

“FBG Covered Employee” means any employee who, in the three months prior to or at the Closing Date is employed by Fat Brands Inc. or any of its Affiliates, in each case, who in whole or in part supported the FBG Business, including employees who provide corporate functions (and including, for the avoidance of doubt, any such individual who is on a leave of absence, whether paid or unpaid), but excluding any individual wholly devoted to the Transferred Business.

“Franchise Agreements” means the franchise agreements between a Seller, on one hand, and a franchisee, on the other, for the operation of any Transferred Locations.

“Fraud” means common law fraud under Delaware Law with respect to the making of the representations and warranties set forth in Article III or Article IV of this Agreement, as applicable. For the avoidance of doubt, “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud, or any claims based on negligent or reckless misrepresentation or similar theory.

“GAAP” means United States generally accepted accounting principles consistently applied.

“Governmental Authority” means any federal, state, local, or foreign government or governmental or regulatory authority, agency, board, bureau, commission, court, department, or other governmental entity.

“Inactive Employee” has the meaning set forth in Section 6.3(a).

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“Intellectual Property” means any and all intellectual property and other similar proprietary rights, in any jurisdiction in the world (whether arising under statutory or common law, contract, or otherwise), that includes rights pertaining to or arising from: (a) inventions, discoveries, processes, designs, techniques and developments, whether or not patentable; (b) patents, patent applications, industrial design registrations and applications therefor, divisions, continuations, continuations-in-part, reissues, renewals, registrations, re-examinations, extensions, provisional applications, and any foreign or international equivalent of any of the foregoing; (c) Trademarks; (d) trade secrets, confidential technical information, know-how, product designs, blueprints, formulas and proprietary methods and processes, (e) works of authorship including copyrights, moral rights, design rights, copyright applications, copyright registrations and rights to prepare derivative works; (f) domain names and social media accounts (including user names and passwords), (g) computer software and firmware, including source code, object code, and software-related specifications and documentation, (h) the right to sue for infringement and other remedies against infringement of any of the foregoing, and (i) rights to protection of interests in the foregoing under the laws of all jurisdictions.

“Intellectual Property Assignment Agreement” has the meaning set forth in Section 2.5(a)(iii).

“Intellectual Property Licenses” means (a) any grant to a third Person of any right to use any Intellectual Property owned by Sellers and (b) any grant to Sellers of a right to use a third Person’s Intellectual Property rights.

“Inventory” means, with respect to any Transferred Location, all of Sellers’ inventory and goods now owned or hereinafter acquired, held at such Transferred Location, in each case to the extent primarily used in or primarily relating to the operation of such Transferred Location, including all such inventory and goods that (a) are held by Sellers for sale or to be furnished by Sellers under a Contract of service or (b) consist of raw materials, work in process, finished goods, supplies, or material used or consumed in connection with the operation of such Transferred Location maintained or held by, stored by or on behalf of, or in transit to, any such Transferred Location.

“IRC” means the Internal Revenue Code of 1986, as amended.

“IRS” means the Internal Revenue Service.

“Knowledge” means (a) with respect to Sellers (and other words of similar import), the actual knowledge of John DiDonato and Abhimanyu Gupta, each in his capacity as Chief Restructuring Officer or Deputy Chief Restructuring Officer, respectively, with respect to the transactions contemplated by this Agreement, and Allen Sussman and (b) with respect to Buyer, the actual knowledge of its executive officers and directors.

“Law” means any constitution applicable to, and any statute, treaty, code, rule, regulation, ordinance, or requirement of any kind of, any Governmental Authority.

“Leased Location” has the meaning set forth in Section 3.6.

“Leases” means all leases, subleases, licenses, concessions, options, contracts, extension letters, easements, reciprocal easements, assignments, termination agreements, subordination agreements, nondisturbance agreements, estoppel certificates, and other agreements (written or oral), any amendments or supplements to the foregoing, and recorded memoranda of any of the foregoing, pursuant to which any Seller holds any leasehold or subleasehold estates and other rights in respect of any Transferred Locations.

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“Liability” means any liability or obligation of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) regardless of when arising.

“Lien” means any lien (statutory or otherwise), Claim, Encumbrance, deed of trust, right of first offer, easement, servitude, transfer restriction under any shareholder or similar agreement, mortgage, pledge, lien, charge, security interest, option, right of first refusal, security agreement, or other encumbrance or restriction on the use or transfer of any property, hypothecation, license, preference, priority, covenant, right of recovery, order of any Governmental Authority, of any kind or nature (including (a) any conditional sale or other title retention agreement and any lease having substantially the same effect as any of the foregoing, (b) any assignment or deposit arrangement in the nature of a security device, and (c) any leasehold interest, license, or other right, in favor of a third party or a Seller, to use any portion of the Acquired Assets), whether secured or unsecured, choate or inchoate, filed or unfiled, scheduled or unscheduled, noticed or unnoticed, recorded or unrecorded, contingent or non-contingent, material or non-material, known or unknown; provided, however, that “Lien” shall not be deemed to include any license of Intellectual Property.

“Litigation” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena, or investigation of any nature, civil, criminal, administrative, regulatory, or otherwise (including any domain name disputes, issuance of cease-and-desist letters or demand letters relating to trademark infringement), whether at law or in equity, including under common law, statute, or the Bankruptcy Code, and whether before any Governmental Authority (including any oppositions or cancellations before any trademark office).

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“Material Adverse Effect” means any effect, condition, fact, circumstance, or change that has, or could reasonably be expected to have, individually or in the aggregate, a material adverse effect on the condition of the Acquired Assets and the Transferred Business, taken as a whole, other than any effects, circumstances, or changes to the extent arising from or related to: (a) general business or economic conditions in any of the geographical areas in which the Transferred Locations operate; (b) any condition or occurrence affecting restaurants or the restaurant industry generally; (c) national or international political or social conditions, including the engagement by any country in hostilities, whether commenced before or after the date hereof and whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack (including any escalation or worsening of any hostilities, military actions, or terrorist attacks, including those involving Russia or Ukraine, Iran, U.S., Israel or Hamas, or any other geopolitical conflict); (d) financial, banking or securities markets (including any disruption thereof or any decline in the price of securities generally or any market or index); (e) the occurrence of any act of God or other calamity or force majeure events (whether or not declared as such), including any strike, labor dispute, civil disturbance, embargo, cyber-attack, natural disaster, fire, flood, hurricane, tornado, or other weather or geological event; (f) any pandemic, epidemic, disease outbreak, or public health crisis (including COVID-19 or any variant thereof), including the occurrence, continuation, or worsening thereof, and any quarantine, “shelter in place,” “stay at home” or similar restrictions, or any other actions, guidelines, recommendations, or mandates by any Governmental Authority in response thereto; (g) changes in Law or accounting rules (including GAAP) or the interpretation or enforcement thereof; (h) the taking of any action required or permitted by this Agreement or any Related Agreement or taken at the express written request of the other Party, or the failure to take any action if such action is prohibited by this Agreement or the other Party has withheld its consent to such action; (i) any effects or changes as a result of the announcement, pendency, or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors, franchisees, landlords, licensors, licensees, creditors, or others having relationships with Sellers; (j) (i) the commencement or pendency of the Bankruptcy Cases, (ii) any objections in the Bankruptcy Court to (A) this Agreement or any of the transactions contemplated hereby, (B) the Sale Order or the reorganization of Sellers or their Affiliates pursuant to the Sale Order, (C) the Bidding Procedures Order, or (D) the assumption or rejection of any Designated Contract or Assumed Lease, provided that such action is not inconsistent with the terms of this Agreement, (iii) any Order of the Bankruptcy Court or any actions or omissions of Sellers required to be taken (or not taken) to comply therewith, or (iv) any filings under Section 1113 or 1114 of the Bankruptcy Code; (k) the closing of any restaurants or locations not acquired by Buyer or the sale of any other assets or businesses to any third parties by any Seller or any of its Affiliates; (l) the failure of Sellers or the Transferred Business to meet any internal or published projections, forecasts, budgets, estimates, performance metrics, or operating statistics (it being understood that the foregoing shall not preclude any assertion that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from this definition should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect); (m) any effects or changes arising from or related to the breach of the Agreement by Buyers; (n) any tariffs, duties, sanctions, import or export restrictions, or similar trade restrictions imposed, modified, or threatened by any Governmental Authority; (o) the failure of Sellers to obtain any consent, permit, authorization, waiver, or approval required in connection with the transactions contemplated hereby; (p) seasonal fluctuations in the results of operations or financial condition of Sellers or the Transferred Business; and (q) any items set forth in the Disclosure Schedule.

“Multiemployer Plan” has the meaning set forth in Section 3.12(e).

“Non-Recourse Party” has the meaning set forth in Section 9.14(b).

“Order” means any order, writ, judgment, injunction, decree, rule, ruling, directive, determination or other award made, issued, entered or rendered by or with any Governmental Authority, whether preliminary, interlocutory or final, including any Order entered by the Bankruptcy Court in the Bankruptcy Cases (including the Sale Order).

“Ordinary Course of Business” means the ordinary and usual course of normal day-to-day operations of the Transferred Business through the date hereof consistent with past practice from the date of the filing of the Bankruptcy Cases, but subject, however, to any Order entered by the Bankruptcy Court or changes arising or resulting from the filing or pendency of the Bankruptcy Cases.

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“Other Buyer” means any Person (other than Buyer) that acquires any Other Buyer Asset pursuant to a separate purchase agreement approved by the Bankruptcy Court.

“Other Buyer Asset” means any assets of the FAT Brands Business (or portion thereof) to the extent not primarily used in or primarily relating to the Transferred Business and sold to a Person other than Buyer pursuant to a separate purchase agreement approved by the Bankruptcy Courts. For the avoidance of doubt, Other Buyer Assets shall be Excluded Assets for purposes of this Agreement.

“Outside Back-up Date” has the meaning set forth in Section 5.3(c).

“Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by Sellers, in each case to the extent primarily used in or primarily related to the Transferred Business.

“Party/Parties” has the meaning set forth in the preamble.

“Permit” means any franchise, approval, permit, license, order, registration, certificate, variance, or similar right obtained from any Governmental Authority.

“Permitted Lien” means (a) Liens for Taxes not yet delinquent or that are being contested in good faith by appropriate proceedings or the nonpayment of which is permitted or required by the Bankruptcy Code where such Lien will be released from the Acquired Assets pursuant to the Bankruptcy Code; (b) mechanic’s, workmen’s, repairmen’s, warehousemen’s, carrier’s, or other similar Liens, including all statutory liens, arising, or incurred in the Ordinary Course of Business for amounts that are not delinquent and that are not, individually or in the aggregate, material to the Transferred Business; (c) with respect to leased or licensed real or personal property, the terms and conditions of the lease, license, sublease, or other occupancy agreement applicable thereto that are customary; (d) with respect to any leased real property, usual, and customary zoning, building codes, and other land use laws regulating the use or occupancy of such leased real property or the activities conducted thereon that are imposed by any Governmental Authority having jurisdiction over such leased real property; and (e) usual and customary easements, covenants, conditions, restrictions, and other similar matters affecting title to real property and other encroachments and title and survey defects.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or any other entity, including any Governmental Authority or any group of any of the foregoing.

“Personal Information” has the meaning set forth in Section 3.11.

“Petition Date” has the meaning set forth in the recitals.

“Post-Closing Tax Period” means any taxable period (or portion thereof) beginning after the Closing Date.

“Post-Closing Designated Contract” has the meaning set forth in Section 2.6(h)(iii).

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“Post-Closing Designated Lease” has the meaning set forth in Section 2.6(h)(iii).

“Post-Closing Designation Account” has the meaning set forth in Section 2.6(h)(ii).

“Post-Closing Designation Funds” has the meaning set forth in Section 2.6(h)(ii).

“Post-Closing Designation Period” means, with respect to any Leases to be assumed and assigned or rejected pursuant to Section 2.6(h), the period from the Closing Date through and including June 30, 2026.

“Post-Closing Designation Period Costs” has the meaning set forth in Section 2.6(h)(i).

“Prevailing Bidder” has the meaning set forth in Section 5.3(c).

“Privileged Communications” means any attorney-client communications, confidences, files, work product or other communications related to matters for which any Seller or any of the other Debtors has engaged Latham & Watkins LLP or any other counsel in connection with a possible negotiated sale of all or any portion of the assets or outstanding equity, or any merger, consolidation, refinancing or similar transaction involving any Seller or any of the other Debtors, whether such negotiated transaction occurs out-of-court or pursuant to a state or federal bankruptcy or insolvency proceeding, or any financing transaction.

“Proposed Cure Costs” has the meaning set forth in Section 2.6(a).

“Purchase Price” has the meaning set forth in Section 2.3(a).

“Registered Intellectual Property” has the meaning set forth in Section 3.13(a).

“Related Agreements” means the Bill of Sale, the Assignment and Assumption Agreement, the Intellectual Property Assignment Agreement, the Transition Services Agreement, and any other agreement required to be executed and delivered in connection with the Closing.

“Representative” means, when used with respect to a Person, the Person’s controlled and controlling Affiliates (including Subsidiaries) and such Person’s and any of the foregoing Person’s respective officers, directors, managers, members, stockholders, partners, employees, agents, representatives, advisors (including financial advisors, bankers, consultants, legal counsel, and accountants), and financing sources.

“Reserved Contracts” has the meaning set forth in Section 2.6(h).

“Reserved Leases” has the meaning set forth in Section 2.6(h).

“Reserved Contract Schedule” has the meaning set forth in Section 2.6(h).

“Reserved Lease Schedule” has the meaning set forth in Section 2.6(h).

“Requesting Party” has the meaning set forth in Section 6.2.

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“Retained Causes of Action” means the Claims and Litigation matters set forth on Section 1.1(c) of the Disclosure Schedule.

“Retained Employee” has the meaning set forth in Section 6.3(a).

“Sale Hearing” means the hearing for approval of, among other things, this Agreement and the transactions contemplated herein.

“Sale Order” means the sale order or orders in form and substance reasonably agreed by Buyer and Sellers authorizing the sale of the Acquired Assets in accordance with this Agreement.

“Seller/Sellers” has the meaning set forth in the preamble.

“Seller Benefit Plans” has the meaning set forth in Section 3.12(a).

“Special Committee” has the meaning set forth in the recitals.

“Subsidiary” means, with respect to any Person, on any date, any Person (a) the accounts of which would be consolidated with and into those of the applicable Person in such Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date or (b) of which securities or other ownership interests representing more than fifty percent of the equity or more than fifty percent (50%) of the ordinary voting power or, in the case of a partnership, more than fifty percent (50%) of the general partnership interests or more than fifty percent of the profits or losses of which are, as of such date, owned, controlled, or held by the applicable Person or one or more subsidiaries of such Person.

“Tax” or “Taxes” means any United States federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, commerce, alternative or add-on minimum, estimated, or other tax of any kind whatsoever imposed by any Governmental Authority, including any interest, penalty, or addition thereto.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement required to be filed with any Governmental Authority with respect to Taxes, including any schedule or attachment thereto and any amendment thereof.

“Termination Date” has the meaning set forth in Section 8.1(b)(ii).

“Trademark Assignment Agreement” has the meaning set forth in Section 2.5(a)(iii).

“Trademarks” means any and all trademarks (whether registered, unregistered, or pending), trade dress, service marks, service names, trade names, brand names, product names, logos, domain names, internet rights (including IP addresses and AS numbers), corporate names, fictitious names, other names, symbols (including business symbols), slogans, translations of any of the foregoing, and any foreign or international equivalent of any of the foregoing and all goodwill associated therewith and (to the extent transferable by law) any applications or registrations in connection with the foregoing and all advertising and marketing collateral including any of the foregoing.

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“Transfer Tax” has the meaning set forth in Section 6.4(a).

“Transferred Business” means the business and operations conducted by Sellers of the operation of restaurants (whether owned or franchised) under the “Hot Dog on a Stick” name and all primarily related Trademarks and proprietary brand elements, including all franchising, licensing, and brand management activities conducted in connection therewith.

“Transferred Business Schedule” has the meaning set forth in the definition of “Transferred Business.”

“Transferred Employee” has the meaning set forth in Section 6.3(a).

“Transferred Locations” has the meaning set forth in Section 3.6.

“Transferred Locations Cash” means any cash on hand (whether in a cash register, safe or otherwise) held at any Transferred Location that is a restaurant owned and operated by Sellers as of the Closing Date.

“Transition Services Agreement” has the meaning set forth in Section 2.5(a)(iv).

“True-Up Statement” has the meaning set forth in Section 2.6(h)(ii).

“Twin Hospitality” has the meaning set forth in the recitals.

“Willful Breach” means a deliberate act or a deliberate failure to act, regardless of whether breaching was the conscious object of the act or failure to act.

“Wind-Down” has the meaning set forth in Section 5.9(a).

Section 1.2 Interpretations. Unless otherwise indicated herein to the contrary:

(a) When a reference is made in this Agreement to an Article, Section, Exhibit, Schedule, clause, or subclause, such reference shall be to an Article, Section, Exhibit, Schedule, clause, or subclause of this Agreement.

(b) The words “include”, “includes”, or “including” and other words or phrases of similar import, when used in this Agreement, shall be deemed to be followed by the words “without limitation.”

(c) The words “hereof”, “herein”, and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement.

(d) The word “if” and other words of similar import shall be deemed, in each case, to be followed by the phrase “and only if.”

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(e) The use of “or” herein is not intended to be exclusive.

(f) The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine, or neuter forms, and the singular form of names and pronouns shall include the plural and vice versa.

(g) All terms defined in this Agreement have their defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein.

(h) References herein to a Person are also to such Person’s successors and permitted assigns. Any reference herein to a Governmental Authority shall be deemed to include reference to any successor thereto.

(i) Any reference herein to “Dollars” or “$” shall mean United States dollars.

(j) Buyer acknowledges and agrees that the specification of any dollar amount in the representations, warranties, or covenants contained in this Agreement is not intended to imply that such amounts or higher or lower amounts are or are not material, and Buyer shall not use the fact of the setting of such amounts in any dispute or controversy between the Parties as to whether any obligation, item, or matter is or is not material.

(k) References in this Agreement to materials or information “furnished to Buyer” and other phrases of similar import include all materials or information made available to Buyer or Buyer’s Representatives in the data room prepared by Sellers or provided to Buyer or Buyer’s Representatives in response to requests for materials or information.

Article II
PURCHASE AND SALE

Section 2.1 Purchase and Sale of Assets . Pursuant to Sections 105, 363, and 365 of the Bankruptcy Code and on the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer will purchase and acquire from Sellers, and Sellers will sell, transfer, assign, convey, and deliver to Buyer all of the Acquired Assets free and clear of all Liens (other than Permitted Liens).

Section 2.2 Assumed Liabilities. On the terms and subject to the conditions set forth in this Agreement, Buyer will assume and become responsible for the Assumed Liabilities at the Closing. Buyer agrees to pay, perform, honor, and discharge, or cause to be paid, performed, honored, and discharged, all Assumed Liabilities in a timely manner in accordance with the terms thereof, including paying all Cure Costs. For the avoidance of doubt, Sellers shall not be liable for, and shall have no obligation to pay or cause to be paid, any Cure Costs.

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Section 2.3 Consideration; Deposit.

(a) The consideration for the Acquired Assets shall be the sum of (i) Eight Million Dollars ($8,000,000) (the “Closing Cash Payment”) and (ii) assumption of the Assumed Liabilities (together, the “Purchase Price”). The Closing Cash Payment shall be paid at the Closing by Buyer to Sellers by wire transfer of immediately available funds to an account designated in writing by Sellers to Buyer no later than two (2) Business Days prior to the Closing Date.

(b) Concurrently with Buyer’s delivery of this Agreement, Buyer shall deliver into a segregated account (the “Deposit Account”) maintained by Omni Agent Solutions, Inc. (the “Claims Agent”), ten percent (10%) of the Closing Cash Payment as set forth in the Bidding Procedures Order, or the sum of Eight Hundred Thousand Dollars ($800,000) (the “Deposit”) in immediately available funds pursuant to the terms of this Agreement. Upon receipt of the Deposit, the Claims Agent shall immediately place the Deposit into a non-interest-bearing account. The Deposit shall become nonrefundable upon the earlier of (i) the Closing, (ii) the event of Fraud by any Buyer or its Affiliates in connection with this Agreement or the Acquired Assets, (iii) the entry of an Order of the Bankruptcy Court approving a Sale Order in favor of Buyer at the Sale Hearing and satisfaction by all Parties of all conditions set forth in Article VII, and the absence of any restriction, limitation, or prohibition on Buyer’s right to acquire the Acquired Assets in the manner, and under the terms and conditions, set forth in this Agreement except where any such restriction, limitation, or prohibition is solely caused by an act or omission of Buyer, and (iv) the termination of the transaction contemplated by this Agreement by (A) Sellers in accordance with Section 8.1(d) or Section 8.1(f), or (B) Buyer pursuant to Section 8.1(b)(ii) at a time when Sellers could have terminated this Agreement pursuant to Section 8.1(d) or Section 8.1(f) (any such termination described in the foregoing clauses (iv)(A) or (iv)(B), a “Buyer Default Termination”). At the Closing, the Deposit shall be delivered to Sellers and credited toward payment of the Purchase Price. In the event the Deposit becomes non-refundable by reason of a Buyer Default Termination and Sellers are not then in default of this Agreement, Claims Agent shall immediately disburse the Deposit to Sellers to be retained by Sellers for Sellers’ own account as liquidated damages in accordance with this Agreement. If this Agreement is terminated in accordance with Section 8.1 for any other reason and Buyer is not then in breach of this Agreement, the Claims Agent shall return the Deposit to Buyer within two (2) Business Days after the termination of this Agreement, provided, however, that if Buyer is designated as the Back-up Bidder, then the Claims Agent shall return the Deposit to Buyer within two (2) Business Days after the closing on a Competing Bid. All Claims Agent reasonable costs, fees and expenses related to the holding of the Deposit shall be paid by Buyer.

Section 2.4 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely by electronic exchange of counterpart signature pages (or by such other method as shall be mutually agreed upon by Sellers and Buyer) as promptly as practicable, and at no time later than the third (3rd) Business Day following the date on which the conditions set forth in Article VII have been satisfied or, to the extent permitted by applicable Law, waived by the applicable Party in writing (other than conditions which by their nature are to be satisfied at the Closing) or at such other place and time as Buyer and Sellers may mutually agree. The date on which the Closing is to occur shall be referred to herein as the “Closing Date”.

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Section 2.5 Closing Payments and Deliveries.

(a) At the Closing, the applicable Seller will deliver to Buyer and/or its applicable permitted assignee(s):

(i) a Bill of Sale, substantially in the form of Exhibit A (the “Bill of Sale”) duly executed by the applicable Sellers;

(ii) an Assignment and Assumption Agreement, substantially in the form of Exhibit B (the “Assignment and Assumption Agreement”) duly executed by the applicable Sellers;

(iii) a Trademark Assignment Agreement, substantially in the form of Exhibit C (the “Trademark Assignment Agreement”) duly executed by the applicable Sellers (and, if requested by Buyer following the Closing, the applicable Seller will deliver up to five (5) wet-ink copies of the Trademark Assignment Agreement);

(iv) a Domain Name and Social Media Assignment Agreement, substantially in the form of Exhibit D (the “Domain and Social Media Assignment Agreement,” together with the Trademark Assignment Agreement, the “Intellectual Property Assignment Agreements”) duly executed by the applicable Sellers;

(v) a Transition Services Agreement, which shall be mutually agreed by the Parties acting in good faith prior to the Closing, duly executed by the applicable Seller and/or Other Buyer, as applicable (the “Transition Services Agreement”);

(vi) written instructions to the Claims Agent directing the Claims Agent to deliver the Deposit to Sellers duly executed by the applicable Sellers;

(vii) a duly executed certificate from an officer of FAT Brands (on behalf of FAT Brands and the other Sellers), to the effect that each of the conditions specified in Section 7.1(a) and Section 7.1(b) are satisfied; and

(viii) a duly executed IRS Form W-9 from each Seller (or, if applicable, its regarded owner for U.S. federal income tax purposes).

(b) At the Closing, Buyer will deliver to Sellers:

(i) an amount in cash equal to the Closing Cash Payment less the Deposit;

(ii) the Bill of Sale duly executed by Buyer;

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(iii) the Assignment and Assumption Agreement duly executed by Buyer;

(iv) the Intellectual Property Assignment Agreements duly executed by Buyer;

(v) written instructions to the Claims Agent directing the Claims Agent to deliver the Deposit to Sellers duly executed by Buyer;

(vi) duly executed certificate from an officer of Buyer to the effect that each of the conditions specified in Section 7.2(a) and Section 7.2(b) are satisfied;

(vii) the Transition Services Agreement, duly executed by Buyer; and

(viii) the Estimated Post-Closing Lease Costs in accordance with Section 2.6(h)(ii).

(c) With respect to each of the Designated Contracts and Assumed Leases assigned to Buyer on the Closing Date, Buyer shall satisfy on the Closing Date or within twenty-four (24) hours thereafter, all Cure Costs. With respect to each of the Post-Closing Designated Leases and Contracts, Buyer shall satisfy the Cure Costs associated with such Assumed Leases and Designated Contracts within twenty-four (24) hours of delivering a Designation Notice.

Section 2.6 Assumption/Rejection of Certain Contracts and Leases.

(a) Section 2.6(a) of the Disclosure Schedule (the “Cure Schedules”) sets forth a list or reference, as of the date hereof, of all executory Contracts and unexpired Leases related to the Transferred Business to which any Seller is a party and which sets forth the Sellers’ good faith estimate of the Cure Costs associated with each such Contract and unexpired Lease set forth thereon as of the date hereof (the “Proposed Cure Costs”). From the date hereof through (and including) one (1) Business Day prior to the Closing Date, promptly following any changes to the information set forth on the Cure Schedule (including any new Contracts to which any Seller becomes a party and any change in the Proposed Cure Cost of any Contract), Sellers shall provide Buyer with an updated schedule that updates and corrects such information.

(b) The Designated Contracts and Assumed Leases as of the date hereof are set forth on Section 2.6(b) of the Disclosure Schedule. Sellers shall take all actions reasonably required to assume and assign the Designated Contracts and Assumed Leases to Buyer, including to obtain an Order of the Bankruptcy Court containing a finding that the proposed assumption and assignment of the Contracts or Leases to Buyer satisfies all applicable requirements of Section 365 of the Bankruptcy Code.

(c) The Sale Order shall provide for the assumption by Buyer, and the Sale Order shall, to the extent permitted by Law, provide for the assignment by Sellers to Buyer, effective upon the Closing, of the Designated Contracts subject to (i) Buyer’s payment of all Cure Costs and (ii) the other terms and conditions set forth in the remainder of this Section 2.6. The Sale Order shall authorize and empower Sellers, during the Post-Closing Designation Period, to assume and assign to Buyer any Reserved Leases and Reserved Contracts designated as Assumed Leases and Designated Contracts by Buyer in accordance with Section 2.6(h). For the avoidance of doubt, in no event shall any dispute or disagreement as to any Cure Cost (including the amount thereof) delay or prevent the Closing from occurring, or result in or give rise to any reduction to the Purchase Price.

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(d) Sellers shall use commercially reasonable efforts to provide timely and proper written notice of the Sale Hearing to all parties to any executory Contracts and unexpired Leases to which any Seller is a party that are (or may be) Designated Contracts and take all other actions reasonably necessary to cause such Designated Contracts to be assumed by Sellers and assigned to Buyer pursuant to Section 365 of the Bankruptcy Code. At the Closing, Sellers shall assign to Buyer the Designated Contracts that may be assigned by Sellers to Buyer pursuant to Sections 363 and 365 of the Bankruptcy Code. Section 2.6(a) of the Disclosure Schedules sets forth Sellers’ good faith estimate (on a vendor by vendor basis) as of the date of this Agreement of the Cure Costs, if any, with respect to each counterparty to any of the Designated Contracts, as determined by Sellers based on Sellers’ books and records and good faith judgment.

(e) Sellers have filed a schedule listing the Cure Costs. Pursuant to the Bidding Procedures Order, the Bankruptcy Court shall deem any non-debtor party to a Contract included on the schedule of Cure Costs that does not timely file an objection with the Bankruptcy Court pursuant to the procedures set forth in the Bidding Procedures Order and prior to the applicable deadline set forth in the Bidding Procedures Order to have given any required consent to the assumption of such Contract by the Debtor entity and assignment to Buyer if, and to the extent that, pursuant to the Sale Order or other Order of the Bankruptcy Court, Sellers are authorized to assume and assign the Contract to Buyer and Buyer is authorized to accept such Designated Contract or Assumed Lease pursuant to Section 365 of the Bankruptcy Code.

(f) Buyer shall take all actions reasonably required for Sellers to assume and assign the Designated Contracts and Assumed Leases to Buyer (including the payment of the Cure Costs), including taking all actions reasonably necessary to obtain an order of the Bankruptcy Court containing a finding that the proposed assumption and assignment of the Contracts or Leases to Buyers satisfies all applicable requirements of Section 365 of the Bankruptcy Code (including submitting evidence to the Bankruptcy Court to demonstrate adequate assurance of future performance under the Designated Contracts and Assumed Leases); provided, that notwithstanding the foregoing, from and after the date hereof until one (1) Business Day prior to the Closing, Buyer may (in its sole discretion) (x) remove any Contract or Lease from Section 2.6(b) of the Disclosure Schedule by providing prior written notice to Sellers that Buyer does not wish to assume such Contract or Lease, in which case, Section 2.6(b) of the Disclosure Schedule shall be deemed to be amended to remove such Contract as a Designated Contract or Lease as an Assumed Lease and the Cure Schedules shall be deemed to be updated to remove the Cure Costs associated with such Contract or Lease, or (y) designate any Lease as a Reserved Lease or Contract as a Reserved Contract in accordance with Section 2.6(h). For the avoidance of doubt, any Contracts or Leases not designated as a Designated Contract, an Assumed Lease, a Reserved Lease or a Reserved Contract prior to the Closing shall be deemed to be Excluded Assets.

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(g) All defaults or other obligations of the Sellers under the Assumed Leases and Designated Contracts (including Franchise Agreements) arising or accruing prior to the Closing shall be deemed cured upon payment of the Cure Costs by Buyer in accordance with this Agreement and the Bidding Procedures Order. The Cure Cost for each Designated Contract and Assumed Lease shall be the Cure Cost set forth in the relevant Assumption Notice (as defined in the Bidding Procedures Order), including any revised Assumption Notice, filed by Sellers in accordance with the Bidding Procedures Order. If no Cure Cost is listed on the relevant Assumption Notice for a particular Designated Contract and/or Assumed Lease, the Cure Cost for such Designated Contract or Assumed Lease shall be deemed to be $0.00. In the event of any objection or dispute with respect to the Cure Cost for any Designated Contract or Assumed Lease, including the amount thereof, the dispute resolution procedures set forth in the Bidding Procedures Order shall apply and shall govern in all respects. Buyer shall assume all obligations of the Sellers under any Assumed Leases and Designated Contracts (including assumed Franchise Agreements) first arising from and after the Closing and shall not assume or bear responsibility for any obligation under any Assumed Leases or Designated Contracts (including assumed Franchise Agreements) accruing thereunder prior to the Closing except to the extent such obligation constitutes an Assumed Liability under this Agreement. Upon assumption and assignment of any Assumed Leases and Designated Contracts (including any assumed Franchise Agreements), the Sellers and their estates shall be relieved of any liability for breach of such Assumed Leases and Designated Contracts (including assumed Franchise Agreements) whether occurring before or after such assumption and assignment in accordance with Section 365(k) of the Bankruptcy Code. The Sale Order shall confirm the cure of any Seller default under, and limitation on assumption of obligation with respect to, the Assumed Leases and Designated Contracts (including assumed Franchise Agreements) as set forth in this subsection (g).

(h) Section 2.6(h) of the Disclosure Schedule sets forth (I) a complete list of all Leases listed on the Cure Schedule with respect to which Buyer’s right to designate such Lease as an Assumed Lease (each, a “Reserved Lease”) will be reserved (the “Reserved Lease Schedule”); and (II) a complete list of all Contracts listed on the Cure Schedule with respect to which Buyer’s right to designate such Contract as a Designated Contract (each, a “Reserved Contract”) will be reserved (the “Reserved Contract Schedule”); provided, however, a Contract may be a Reserved Contract only to the extent it provides for the provisions of goods or services in connection with the operation of business at a Leased Location pursuant to a Reserved Lease. At the Closing, any Lease or Contract listed on the Cure Schedule that is not a Designated Contract, Assumed Lease, Reserved Lease or Reserved Contract shall automatically be deemed an Excluded Asset, which Sellers shall be permitted to reject in accordance with the Sale Order without Buyer’s consent.

(i) During the Post-Closing Designation Period, Sellers shall continue to operate the Transferred Business at the Leased Locations subject to a Reserved Lease, provided that all costs and expenses incurred by Sellers, directly or indirectly, whether in connection with, arising out of, or related to such continued operations, including all amounts due and payable under the Reserved Leases and applicable Reserved Contracts and all other costs of operating such Leased Locations (including all rent, utilities, insurance, labor, payroll expense, taxes, supplies, maintenance, and all other operating costs, fees and expenses) (collectively, the “Post-Closing Designation Period Costs”), shall be borne solely by Buyer.

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(ii) At the Closing (or at such other time as Sellers may agree), Buyer shall deliver to Sellers an amount of cash equal to Sellers’ good faith estimate of the aggregate Post-Closing Designation Period Costs for the full Post-Closing Designation Period (the “Estimated Post-Closing Designation Period Costs”) by wire transfer of immediately available funds to an account designated in writing by Sellers to Buyer no later than two (2) Business Days prior to the Closing Date, which estimate shall be prepared in good faith by Sellers and delivered to Buyer no later than three (3) Business Days prior to the Closing Date. Within fifteen (15) Business Days following the expiration of the Post-Closing Designation Period (or, if earlier, the date on which all Reserved Leases have been designated or deemed designated pursuant to this Section 2.6(h)), Sellers shall deliver to Buyer a reasonably detailed statement (the “True-Up Statement”) setting forth the actual Post-Closing Designation Period Costs incurred by Sellers during the Post-Closing Designation Period as well as all revenue and income received by Sellers during the Post-Closing Designation Period arising out of the Transferred Locations subject to a Reserved Lease (the “Actual Revenue”). If the actual Post-Closing Designation Period Costs set forth in the True-Up Statement exceed the Estimated Post-Closing Designation Period Costs plus the Actual Revenue, Buyer shall, within two (2) Business Days after receipt of the True-Up Statement, pay an amount in cash equal to such excess to Sellers by wire transfer of immediately available funds to an account designated by Sellers to Buyer at least three (3) Business Days prior to the Closing. If the Estimated Post-Closing Designation Period Costs plus the Actual Revenue exceed the actual Post-Closing Designation Period Costs set forth in the True-Up Statement, Sellers shall, within two (2) Business Days after delivery of the True-Up Statement, pay or cause to be paid an amount in cash equal to such shortfall to Buyer by wire transfer of immediately available funds to an account designated by Buyer to Sellers at least three (3) Business Days prior to the Closing.

The total Estimated Post-Closing Designation Period Costs actually delivered by Buyer to Sellers pursuant to this Section 2.6(h)(ii) (collectively, the “Post-Closing Designation Funds”) shall be deposited into and maintained in an account designated by Sellers (the “Post-Closing Designation Account”).

(iii) Notwithstanding any provision in the Sale Order to the contrary, Sellers shall have no right to use, transfer, encumber, or otherwise dispose of the Post-Closing Designation Funds except (a) to pay Post-Closing Designation Period Costs as they become due and payable in the ordinary course of operating the Transferred Locations subject to a Reserved Lease, (b) to effectuate any payment to Buyer required pursuant to this Section 2.6(h)(ii) following delivery of the True-Up Statement, and (c) to pay ordinary and reasonable bank fees or similar charges associated with the maintenance of the Post-Closing Designation Account. The Post-Closing Designation Funds shall not constitute property of Sellers’ bankruptcy estates under Section 541 of the Bankruptcy Code. No creditor, party in interest, or other Person (including any official committee appointed in the Bankruptcy Cases, any chapter 7 or chapter 11 trustee appointed or elected in the Bankruptcy Cases, and any successor to Sellers) shall have any right, claim, or interest in or to the Post-Closing Designation Funds.

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(iv) During the Post-Closing Designation Period, Buyer may deliver written notice to Sellers (each, a “Designation Notice”) (A) designating any Reserved Lease as (x) an Assumed Lease (any such Reserved Lease so designated as an Assumed Lease pursuant to a Designation Notice, a “Post-Closing Designated Lease”) or (y) an Excluded Asset; and (B) designating any Reserved Contract as (z) a Designated Contract (any such Reserved Contract so designated as a Designated Contract pursuant to a Designation Notice, a “Post-Closing Designated Contract”). Any Reserved Lease or Reserved Contract that has not been designated by Buyer as a Post-Closing Designated Lease or Post-Closing Designated Contract prior to the expiration of the Post-Closing Designation Period shall be deemed an Excluded Asset, and Sellers shall be permitted to reject such Reserved Lease or Contract in accordance with the Bankruptcy Code without Buyer’s consent.

(v) Notwithstanding anything to the contrary in this Section 2.6(h), with respect to any Reserved Lease, the Parties shall comply with the Lease Designation Procedures set forth in paragraph 30 of the Sale Order.” For any Post-Closing Designated Lease and Post-Closing Designated Contract, within one (1) Business Day after receipt of the applicable Designation Notice, Sellers shall promptly notify in writing the counterparty to such Post-Closing Designated Lease or Post-Closing Designated Contract, as applicable, that such Post-Closing Designated Lease or Post-Closing Designated Contract will be assumed and assigned by Sellers to Buyer, and the assumption and assignment of such Post-Closing Designated Lease or Post-Closing Designated Contract shall become effective seven (7) calendar days following Sellers’ service of notice on such Post-Closing Designated Lease or Post-Closing Designated Contract counterparty.

(vi) Sellers shall reasonably cooperate in good faith with Buyer, at Buyer’s sole cost and expense, in connection with the negotiation of any Lease Amendment Agreement (as defined in the Sale Order) including, without limitation, as it relates to the scope of liabilities to be assumed by the Purchaser, including accrued obligations, and in connection therewith, (A) Sellers will make available copies of their existing insurance policies for the premises subject to such Reserved Lease (including any umbrella policies) to the extent such policies remain in Sellers’ possession or control, (B) reasonably cooperate with Buyer in identifying applicable coverage and providing such information as may be necessary for Buyer or the applicable counterparty to tender claims directly to the applicable insurance carrier with respect to occurrences arising prior to the Closing Date and any claims made relating to pre-Closing operations and (C) Sellers shall otherwise reasonably cooperate with Buyer in providing information and documentation necessary to resolve any objections of the counterparty to a Reserved Lease relating to accrued obligations, including objections relating to insurance coverage for occurrences prior to the Closing Date and any claims made relating to pre-Closing operations; provided, that nothing herein shall require Sellers to maintain, renew, or extend any insurance policy, or to tender claims under any policy that has been transferred to a third party or is otherwise no longer available to Sellers. In no event shall accrued obligations under Leases constitute an Assumed Liability absent the express consent of Buyer in a Lease Amendment Agreement.

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(vii) Buyer will pay the Cure Costs associated with the Post-Closing Designated Lease arising under the Post-Closing Designated Lease and the Post-Closing Designated Contract arising under the Post-Closing Designated Contract in accordance with Section 2.5(c).

(viii) Upon receipt of a Designation Notice, Sellers shall promptly take all actions reasonably required to assume and assign such Post-Closing Designated Lease or Post-Closing Designated Contract to Buyer including taking all actions reasonably necessary to obtain an order of the Bankruptcy Court containing a finding that the proposed assumption and assignment of the Post-Closing Designated Lease or Post-Closing Designated Contract to Buyer satisfies all applicable requirements of Section 365 of the Bankruptcy Code. Upon assumption and assignment of such Post-Closing Designated Lease or Post-Closing Designated Contract by Buyer, such Post-Closing Designated Lease or Post-Closing Designated Contract shall be deemed an Acquired Asset and an Assumed Lease or Designated Contract, as applicable, for all purposes under this Agreement, including, for the avoidance of doubt, with respect to Assumed Liabilities.

(ix) Buyer shall take all actions reasonably required for Sellers to assume and assign the Post-Closing Designated Lease and Post-Closing Designated Contract to Buyer (including, for the avoidance of doubt, the payment of the associated Cure Costs), including taking all actions reasonably necessary to obtain an order of the Bankruptcy Court containing a finding that the proposed assumption and assignment of the Post-Closing Designated Lease or Post-Closing Designated Contract to Buyer satisfies all applicable requirements of Section 365 of the Bankruptcy Code.

(x) Buyer shall indemnify and hold harmless Sellers from and against any and all Liabilities, costs, and expenses (including reasonable attorneys’ fees) arising from or related to the continued operation of the Transferred Business at the Transferred Locations subject to a Reserved Lease during the Post-Closing Designation Period, including any and all Post-Closing Designation Period Costs, other than any Liabilities arising from Sellers’ gross negligence or willful misconduct.

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Section 2.7 Allocation. No later than thirty (30) days after the Closing Date, Buyer shall deliver to Sellers a schedule allocating the Purchase Price, the Assumed Liabilities, and all other relevant items, in each case, properly treated as consideration for U.S. federal income tax purposes among the Acquired Assets in accordance with Section 1060 of the IRC, the Treasury Regulations thereunder and any similar provision of applicable Law (the “Allocation Schedule”). The Allocation Schedule shall be deemed final unless Sellers notify Buyer in writing that Sellers object to one or more items reflected in the Allocation Schedule within thirty (30) days after delivery of the Allocation Schedule to Sellers. In the event of any such objection, Buyer and Sellers shall negotiate in good faith to resolve such dispute and, in the event such dispute is not resolved within fifteen (15) days, the Parties shall each be permitted to file its Tax Returns inconsistently with the Allocation Schedule but nonetheless in accordance with Section 1060 of the IRC.

Section 2.8 Wrong Pockets.

(a) If, after the Closing, Buyer or any Seller or their respective Affiliates becomes aware that any Acquired Asset has not been transferred or delivered to Buyer or its Affiliates or that any right, property or asset forming part of the Excluded Assets has been transferred to Buyer, (i) such Party shall notify the other Parties within five (5) Business Days of becoming aware of such misdirected asset, and (ii) such Party and its Affiliates shall promptly take such steps as may be required to transfer and deliver, or cause to be transferred and delivered, such Acquired Asset or such Excluded Asset to the other Party, at no additional charge to the receiving party.

(b) If, after the Closing, Buyer or any Seller or their Affiliates becomes aware that any asset exclusively related to an Other Buyer Asset has been transferred or delivered to Buyer or its Affiliates, Buyer and its Affiliates shall promptly take such steps as may be required to transfer and deliver, or cause to be transferred and delivered, such assets to the applicable Other Buyer. Sellers shall use commercially reasonable efforts to agree to an equivalent provision of this Section 2.8 in all other purchase agreements to be entered into as of the date hereof with Other Buyers in respect of the sale of any Other Buyer Asset.

(c) If, on or after the Closing Date, either Party shall receive any payments or other funds due to the other Party or to any Other Buyer or any of their respective Affiliates, then the Party receiving such funds shall promptly forward such funds to the proper party. If, after the Closing Date, either Party shall receive any invoice from a third party with respect to any accounts payable of the other Party or any Other Buyer, then the party receiving such invoice shall promptly deliver such invoice to the proper Party.

(d) In the event of any dispute between Buyer and any Other Buyer regarding whether an asset, liability, Contract, or employee is exclusively related to the Transferred Business or to an Other Buyer Asset, the Parties shall first attempt to resolve such dispute through good faith negotiation. If such dispute cannot be resolved within ten (10) Business Days after written notice from one party to the other, Sellers shall make a determination in their reasonable discretion as to the proper allocation of such asset, liability, Contract, or employee, which determination shall be binding on Buyer and all Other Buyers, subject to Bankruptcy Court approval if sought by any party.

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(e) If any Intellectual Property, customer data, or business records relate to both the Transferred Business and any Other Buyer Asset (or portion of the FAT Brands Business that does not constitute the Transferred Business), Sellers shall allocate such Intellectual Property, data, or records in accordance with the principles set forth in Section 5.9, and Buyer and each Other Buyer shall cooperate in good faith to permit each other reasonable access to and use of shared materials pursuant to the Transition Services Agreement or a separate data sharing or license agreement as may be deemed necessary by Seller.

Section 2.9 Withholding. Notwithstanding anything herein to the contrary, any Seller, Buyer, or any of their respective Affiliates shall be entitled to deduct and withhold from any amounts payable by them pursuant to this Agreement such amounts (and only such amounts) as it is required to deduct and withhold with respect to such payment under any provision of U.S. federal, state, local or non-U.S. Tax Law. Buyer shall notify Sellers of its intention to deduct or withhold no later than five (5) Business Days prior to any such deduction or withholding (other than in respect of any withholding arising as a result of a Seller’s failure to provide IRS Form W-9 or in respect of any amounts properly treated as compensation for applicable tax purposes), and shall cooperate in good faith with each Seller and its Affiliates to minimize any such deduction and withholding. Any amounts so deducted and withheld in accordance with this Section 2.10 and timely paid over to the appropriate Governmental Authority shall be treated for all purposes of this Agreement as having been paid to the Party that would otherwise have received such amount but for the required deduction or withholding.

Article III
SELLERS’ REPRESENTATIONS AND WARRANTIES

Each Seller represents and warrants to Buyer that the statements contained in this Article III are true and correct as of the date of this Agreement, except as set forth in the disclosure schedule accompanying this Agreement (the “Disclosure Schedule”).

Section 3.1 Organization of Sellers; Good Standing. Each Seller is duly organized, validly existing, and, to the extent applicable, in good standing under the laws of the jurisdiction of such Seller’s organization and has, subject to entry of the Sale Order, all requisite organizational power and authority to own, lease, and operate such Seller’s assets and to carry on such Seller’s business as now being conducted, except where the failure to be so organized or formed, existing, or in good standing or have such power and authority would not reasonably be expected to have a Material Adverse Effect.

Section 3.2 Authorization of Transaction. Subject to entry of the Sale Order, each Seller has full power and authority (including full corporate or limited liability company power and authority) to execute and deliver this Agreement and all other Related Agreements to which such Seller is a party and to perform such Seller’s obligations hereunder and thereunder. The execution, delivery, and performance of this Agreement and all other Related Agreements to which each Seller is a party have been duly authorized by such Seller. Upon due execution hereof by each Seller, this Agreement (assuming due authorization and delivery by Buyer) shall constitute, subject to entry of the Sale Order, the valid and legally binding obligation of such Seller, enforceable against such Seller in accordance with its terms and conditions, subject to applicable bankruptcy, insolvency, moratorium, or other similar laws relating to creditors’ rights and general principles of equity.

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Section 3.3 Noncontravention; Government Filings . Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Article II), will (a) conflict with or result in a breach of the organizational documents of such Seller, (b) subject to the entry of the Sale Order, violate any Law or Order to which such Seller is subject in respect of the Acquired Assets, or (c) subject to the entry of the Sale Order, result in a breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify or cancel, or require any notice under any material Contract or Lease to which such Seller is a party and which constitutes an Acquired Asset, except, in the case of either clause, (b) or (c), for such conflicts, violations, breaches, defaults, accelerations, rights, or failures to give notice as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Other than as required by, or pursuant to, the Bankruptcy Code, the Bidding Procedures Order, or the Sale Order, no Seller is required to give any notice to, make any filing with, or obtain any authorization, consent or approval of any Governmental Authority in order for the Parties to consummate the transactions contemplated by this Agreement or any Related Agreement, except where the failure to give notice, file, or obtain such authorization, consent, or approval would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent or materially impair or delay such Seller’s ability to consummate the transactions contemplated hereby or perform its obligations hereunder on a timely basis.

Section 3.4 Title to Assets. At the Closing, subject to any Permitted Liens, each Seller will have good and valid title to, or the right to use, the applicable portion of the tangible personal property that is included in the Transferred Business, including the Acquired Assets (other than the Excluded Assets), free and clear of all Encumbrances, except (a) to the extent that such Encumbrances will not be enforceable against such tangible personal property following the Closing in accordance with the Sale Order, (b) as set forth in Section 3.4 of the Disclosure Schedule or (c) to the extent the failure to have such title or right to use would not reasonably be expected to have a Material Adverse Effect. Pursuant to the Sale Order, Sellers will convey to Buyer such title to or rights to use, all of the tangible Acquired Assets, free and clear of all Liens (other than Permitted Liens).

Section 3.5 Designated Contracts. True and materially complete copies of all Contracts and Leases set forth on Section 2.6(a) of the Disclosure Schedule have been made available to Buyer in the data room prepared by Sellers. With respect to each Designated Contract, (a) assuming due authorization and delivery by the other party thereto, such Designated Contract constitutes the valid and legally binding obligation of the applicable Seller party thereto and, to such Seller’s Knowledge, the counterparty thereto, enforceable against such Seller and, to such Seller’s Knowledge, the counterparty thereto in accordance with its terms and conditions, subject to applicable bankruptcy, insolvency, moratorium, or other similar laws relating to creditors’ rights and general principles of equity and (b) as of the date hereof, neither such Seller nor, to such Seller’s Knowledge, the counterparty thereto is in breach or default under such Designated Contract, except (i) for those defaults that will be cured in accordance with the Sale Order or waived in accordance with Section 365 of the Bankruptcy Code (or that need not be cured under the Bankruptcy Code to permit the assumption and assignment of the Leases) or (ii) to the extent such breach or default would not reasonably be expected to have a Material Adverse Effect.

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Section 3.6 Real Property. Section 3.6 of the Disclosure Schedule sets forth a complete and accurate list of each operating restaurant or other location leased to a Seller by a third party, together with a list of all related Leases (each, a “Leased Location”, and collectively, the “Leased Locations”), which, in each case, are primarily related to the Transferred Business. Sellers have made available to Buyer a true and materially complete copy of each Lease. A Leased Location shall be considered a “Transferred Location” for purposes of this Agreement solely to the extent such Leased Location is an Assumed Lease. With respect to each Lease, (a) assuming due authorization and delivery by the other party thereto, such Lease constitutes the valid and legally binding obligation of the applicable Seller party thereto and, to such Seller’s Knowledge, the counterparty thereto, enforceable against such Seller and, to such Seller’s Knowledge, the counterparty thereto in accordance with its terms and conditions, subject to applicable bankruptcy, insolvency, moratorium, or other similar laws relating to creditors’ rights and general principles of equity and (b) as of the date hereof, neither such Seller nor, to such Seller’s Knowledge, the counterparty thereto is in breach or default under such Lease, except (i) for those defaults that will be cured in accordance with the Sale Order or waived in accordance with Section 365 of the Bankruptcy Code (or that need not be cured under the Bankruptcy Code to permit the assumption and assignment of the Leases) or (ii) to the extent such breach or default would not reasonably be expected to have a Material Adverse Effect.

Section 3.7 Litigation; Order. Except as set forth in Section 3.7 of the Disclosure Schedule and other than the Bankruptcy Cases, as of the date hereof, there is no material Litigation pending or, to Seller’s Knowledge, threatened against Sellers in respect of the Transferred Business, jointly or individually, or affecting the Acquired Assets (including, without limitation, any of the Designated Contracts, Assumed Leases or the Owned Intellectual Property). Other than the Bankruptcy Cases, to Sellers’ Knowledge, no Seller is subject to any outstanding Order that would (x) reasonably be expected to have a Material Adverse Effect or (y) prevent or materially delay such Seller’s ability to consummate the transactions contemplated hereby or perform in any material respect its obligations hereunder.

Section 3.8 Labor Relations. Except as set forth in Section 3.8 of the Disclosure Schedule, with respect to the Transferred Business:

(a) No Seller is a party to or bound by any collective bargaining agreement. To such Seller’s Knowledge, no union or other labor organization: (i) is currently attempting to organize any employees of such Seller for the purpose of representation or (ii) has demanded recognition or filed any petition seeking certification. There are no material labor strikes, lockouts, work stoppages or slowdowns pending or, to such Seller’s Knowledge, threatened against or involving such Seller or any employees of Sellers.

(b) Sellers have made available to Buyer a complete list, as of the date of this Agreement, of all Covered Employees that identifies the job title, work location, date of hire, exempt or non-exempt status, employment status (whether active or on leave of absence), part-time or full-time, annual base salary or regular hourly wage rate, and bonus or commission entitlement for each such employee, whether such employee is on leave and the date of such leave and expected return date, and visa status.

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(c) Except as set forth in Section 3.8(c) of the Disclosure Schedule, to such Seller’s Knowledge, there is no charge or complaint of discrimination or retaliation, lawsuit, governmental investigation or audit, or other similar proceeding pending or threatened against such Seller by, on behalf of or relating to any employee(s) of such Seller relating to the employment or termination of employment of any individual or group of individuals by such Seller.

(d) Except as set forth in Section 3.8(c) of the Disclosure Schedule, no Seller has experienced a “plant closing” or “mass layoff” (as defined in the Worker Adjustment and Retraining Notification Act of 1988 and all similar state and local Laws (collectively, the “WARN Act”)) with respect to which there is any unsatisfied Liability with respect to any employees of Sellers.

Section 3.9 Brokers’ Fees. Except as set forth in Section 3.9 of the Disclosure Schedule, no Seller has entered into any Contract to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated hereby for which any Buyer should become liable or obligated to pay.

Section 3.10 Taxes. Except as set forth in Section 3.10 of the Disclosure Schedule, (a) Sellers have timely filed all material Tax Returns related to the Acquired Assets required to be filed with the appropriate Governmental Authorities in all jurisdictions in which such Tax Returns are required to be filed (taking into account any extension of time to file granted or to be obtained on behalf of Sellers) and all such Tax Returns are true, correct and accurate in all material respects; (b) all material Taxes due and payable relating to the Acquired Assets have been paid (other than any Taxes not due as of the date of the filing of the Bankruptcy Cases as to which subsequent payment was prohibited by reason of the Bankruptcy Cases); (c) Sellers are not a party to any Litigation by any taxing authority; and (d) there are no pending or, to Seller’s Knowledge, threatened Litigation by any taxing authority in respect of Taxes of Sellers. Sellers are not foreign persons within the meaning of Section 1445 of the IRC.

Section 3.11 Data Privacy. Except as would not be reasonably likely to have a Material Adverse Effect, in connection with the Transferred Business and its collection, storage, transfer (including transfer across national borders) and use of any personally identifiable information from any individuals, including any customers, prospective customers, employees, and other third parties (collectively “Personal Information”) each Seller is and, during the last one (1) year, has been in compliance with applicable Laws regarding protection of Personal Information, data breach notification laws, and such Seller’s privacy policy in relevant jurisdictions. Except as would not be reasonably likely to have a Material Adverse Effect, each Seller has commercially reasonable physical, technical, organizational, and administrative security measures in place designed to protect all Personal Information collected by such Seller or on such Seller’s behalf from and against unauthorized access, use, and disclosure in accordance with applicable Law in connection with the Transferred Business. To the Knowledge of Sellers, except as would not be reasonably likely to have a Material Adverse Effect, in the past one (1) year (a) there has been no unauthorized access, use, or disclosure of Personal Information in the possession or control of each Seller or any of its contractors with regard to any Personal Information obtained from or on behalf of such Seller and (b) there has not been any unauthorized intrusions or breaches of security into any Seller systems, in each case in connection with the Transferred Business.

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Section 3.12 Employee Benefits. With respect to the Transferred Business:

(a) Section 3.12(a) of the Disclosure Schedule lists all “employee benefit plans,” as defined in Section 3(3) of ERISA, including any multiemployer plans as defined in Section 3(37) of ERISA, and all other material employee benefit plans or arrangements (other than governmental plans and statutorily required benefit arrangements), including bonus or incentive plans, deferred compensation arrangements, severance pay, sick leave, vacation pay, disability, medical insurance and life insurance maintained or contributed to by Sellers with respect to Covered Employees (the “Seller Benefit Plans”).

(b) Sellers have delivered or made available to Buyer true, correct, and materially complete copies of the following documents with respect to each Seller Benefit Plan: (i) each Seller Benefit Plan (and all amendments thereto), and in the case of an unwritten Seller Benefit Plan, a written description thereof, and any trust agreement, investment management contract, custodial agreement or insurance contract relating to such plan, (ii) the most recent summary plan description and all summaries of material modifications thereto, and (iii) the most recently filed annual reports on Form 5500 and all schedules thereto.

(c) Each of the Seller Benefit Plans sponsored by Sellers that is intended to qualify under Section 401 of the IRC has been determined by the IRS to be so qualified, and, except as disclosed on Section 3.12(c) of the Disclosure Schedule, to the Knowledge of Sellers, nothing has occurred with respect to the operation of any such plan which could reasonably be expected to result in the revocation of such favorable determination.

(d) To Sellers’ Knowledge, each of the Seller Benefit Plans has been maintained, in all material respects, in accordance with its terms and all provisions of applicable Law.

(e) No Seller Benefit Plan is a “multiemployer plan” (as defined in Section 3(37) of ERISA) (“Multiemployer Plan”) or other pension plan that is subject to Title IV or Section 302 of ERISA or Section 412 of the IRC and neither Sellers nor any of Sellers’ ERISA Affiliates has sponsored or contributed to or been required to contribute to a Multiemployer Plan or other pension plan subject to Title IV or Section 302 of ERISA or Section 412 of the IRC at any time within the previous six (6) years. Neither Sellers nor any of Sellers’ ERISA Affiliates has any liability (contingent or otherwise) relating to the withdrawal or partial withdrawal from a Multiemployer Plan.

(f) No Seller Benefit Plan provides benefits, including death or medical benefits, beyond termination of service or retirement other than (i) coverage mandated by Law, including COBRA coverage, or (ii) death or retirement benefits under a Seller Benefit Plan qualified under Section 401(a) of the IRC, and neither FAT Brands, Twin Hospitality nor any of their respective ERISA Affiliates has made a written or oral representation promising the same.

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Section 3.13 Intellectual Property.

(a) Section 3.13(a) the Disclosure Schedule lists all United States, international and foreign (i) patents and filed patent applications (including provisional applications, design patents and design applications), (iii) registered Trademarks, applications to register Trademarks (including intent-to-use applications), (iv) registered Internet domain names and social media accounts, and (v) registered copyrights and applications for copyright registration, in each case included in the Owned Intellectual Property (collectively, “Registered Intellectual Property”).

(b) Each Seller owns or possesses sufficient legal rights to its material Owned Intellectual Property. To Seller’s Knowledge, there is no conflict with, infringement of, misappropriation of, or other violation of the Intellectual Property rights of any Person arising from the Owned Intellectual Property or the operation of the Transferred Business, as conducted by Sellers as of the date hereof. No Seller has received any written notice, charge, complaint, claim, or demand from any third party, within the past three (3) years, (i) alleging that any Owned Intellectual Property or the operation of the Transferred Business infringes, misappropriates, or otherwise violates the Intellectual Property rights of any third-party Person, (ii) challenging the ownership, use, validity or enforceability of any Owned Intellectual Property, and, to the Knowledge of the Sellers, there is no Litigation pending or threatened in writing, against any Seller alleging any of the foregoing.

(c) Each Seller is the sole and unrestricted legal and beneficial owner of its material Owned Intellectual Property, and no Owned Intellectual Property will at the Closing be subject to any Liens, adverse claims, any requirement of any past (if outstanding), present, or future royalty payments, co-ownership interests, or otherwise encumbered or restricted by any rights of any third party, other than Permitted Liens. The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby will not result in the loss, forfeiture, termination, license or impairment of, or give rise to any obligation to transfer or to create, change, or abolish, or limit, terminate, or consent to the continued use of any material Owned Intellectual Property.

(d) Sellers have taken commercially reasonable and appropriate steps to protect, maintain and preserve the confidentiality of all trade secrets included in the Owned Intellectual Property.

(e) All Trademark registrations included in the Registered Intellectual Property are subsisting, and to the Knowledge of the Sellers, valid and enforceable.

Section 3.14 Compliance with Laws; Permits.

(a) Sellers are in compliance with all Laws applicable to the Transferred Business, except as set forth in Section 3.14 of the Disclosure Schedule, as resulting from the filing and pendency of the Bankruptcy Cases or where the failure to be in compliance would not be reasonably expected to have a Material Adverse Effect. Sellers have not received any written notice of or been charged with the violation of any Laws in connection with the Transferred Business, except where such violation would not be reasonably expected to have a Material Adverse Effect.

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(b) Sellers have all Permits that are required for the operation of the Transferred Business as presently conducted, except where such failure to have Permit would not be reasonably be expected to have a Material Adverse Effect. Sellers are not in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition, or provision of any such Permit, except where such default or violation would not be reasonably expected to have a Material Adverse Effect.

Section 3.15 Environmental Matters. The representations and warranties contained in this Section 3.15 are the sole and exclusive representations and warranties of Sellers with respect to environmental matters, including matters relating to Environmental Laws. Except as would not be reasonably likely to have a Material Adverse Effect:

(a) the operation of the Transferred Business is in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining and complying with all Permits issued pursuant to Environmental Laws necessary to operate the Transferred Business;

(b) no Seller is the subject of any outstanding Litigation with any Governmental Authority with respect to Environmental Laws in connection with the operation of the Transferred Business;

(c) no Seller is the subject of any pending, or to the Knowledge of Sellers, threatened Litigation alleging that Sellers may (i) be in violation of any Environmental Law or any Permit issued pursuant to Environmental Law or (ii) have any liability under any Environmental Law, in each case in connection with the operation of the Transferred Business; and

(d) to the Knowledge of Sellers, there are no pending or threatened investigations of Sellers in connection with the operation of the Transferred Business, or currently or previously owned, operated, or leased property of Sellers in connection with the operation of the Transferred Business pursuant to any Environmental Law.

Section 3.16 Related Party Transactions. Except as set forth on Section 3.16 of the Disclosure Schedule and other than the Seller Benefit Plans and other Excluded Assets, no officer, director, or executive committee member of any Seller or any member of their immediate family or any Affiliate of such Seller is a party to any Contract or Lease set forth on Section 2.6(b) of the Disclosure Schedule or has any material business arrangement with, or has any material financial obligations to or is owed any financial obligations from, any Seller or vendor or licensor of such Seller in connection with the operation of the Transferred Business (each such Contract, Lease, or business arrangement, an “Affiliate Agreement”).

Section 3.17 [Intentionally Omitted].

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Section 3.18 Inventory. The Inventory as a whole is of a quantity and quality historically useable or saleable in the conduct of the Transferred Business since the filing of the Bankruptcy Cases, except in respect to Inventory that would have been discarded in normal course after the date upon which the Transferred Locations ceased operations. All Inventory is free from defects in materials and workmanship (normal wear and tear and spoilage excepted), as applicable, except as would not have a Material Adverse Effect.

Except as specifically provided in Section 3.1 through Section 3.18 above, Sellers and Sellers’ Affiliates will convey the Acquired Assets to Buyer on an “As-Is, Where-Is” and “With All Faults” basis, without representations, warranties, or covenants, express or implied, of any kind or nature. Buyer hereby waives and relinquishes all rights and privileges arising out of, or with respect or in relation to, any representations, warranties or covenants, whether express or implied, that may have been made or given, or that may have been deemed to have been made or given, by Sellers or their Representatives, except for those expressly set forth in this Agreement. Upon the Closing Date, Buyer agrees to assume all risk and liability (and agrees that Sellers will not be liable for any special, punitive, exemplary, direct, indirect, consequential, or other damages) resulting or arising from or relating to the ownership, use, condition, location, maintenance, repair, or operation of the Acquired Assets. None of Sellers nor any other Person is making any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, relating to any Seller (including any relating to financial condition, results of operations, assets or liabilities of such Seller), except as expressly set forth in this Article III and the Disclosure Schedule, and each Seller hereby disclaims any such other representations or warranties.

Article IV
BUYERS’ REPRESENTATIONS AND WARRANTIES

Buyer represents and warrants to each Seller that the statements contained in this Article IV are true and correct as of the date of this Agreement.

Section 4.1 Organization of Buyer; Good Standing. Buyer is duly organized, validly existing and in good standing under the laws of the state of Buyer’s organization and has all requisite organizational power and authority to own, lease, and operate Buyer’s assets and to carry on Buyer’s business as now being conducted.

Section 4.2 Authorization of Transaction. Buyer has full power and authority (including full company power and authority) to execute and deliver this Agreement and all other Related Agreements to which Buyer is a party and to perform Buyer’s obligations hereunder and thereunder. The execution, delivery, and performance of this Agreement and all other Related Agreements to which Buyer is a party have been duly authorized by Buyer. This Agreement (assuming due authorization and delivery by Sellers and entry of the Sale Order) constitutes the valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with this Agreement’s terms and conditions, subject to applicable bankruptcy, insolvency, moratorium, or other similar laws relating to creditors’ rights and general principles of equity.

Section 4.3 Noncontravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Article II) will (a) conflict with or result in a breach of the certificate of incorporation or bylaws, certificate of formation or operating agreement, or other organizational documents, as applicable, of Buyer, (b) violate any law or Order to which Buyer is, or Buyer’s assets or properties are, subject or (c) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any Contract to which Buyer is a party or by which Buyer is bound, except, in the case of either clause (b) or (c), for such conflicts, breaches, defaults, accelerations, rights, or failures to give notice as would not, individually or in the aggregate, have a material adverse effect on Buyer. Except for such filings as may be required under the Sale Order, or pursuant to the Bankruptcy Code or the Bidding Procedures Order, Buyer is not required to give any notice to, make any filing with, or obtain any authorization, consent or approval of any Governmental Authority in order for the Parties to consummate the transactions contemplated by this Agreement or any Related Agreement, except where the failure to give notice, file or obtain such authorization, consent or approval would not, individually or in the aggregate, prevent or materially impair or delay Buyer’s ability to consummate the transactions contemplated hereby or perform Buyer’s obligations hereunder on a timely basis.

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Section 4.4 Litigation; Order. There is no Litigation pending or, to Buyer’s Knowledge, threatened in writing that challenges the validity or enforceability of this Agreement or seeks to enjoin or prohibit consummation of the transactions contemplated hereby. Buyer is not subject to any outstanding Order that would prevent or materially impair or delay Buyer’s ability to consummate the transactions contemplated hereby or perform Buyer’s obligations hereunder on a timely basis.

Section 4.5 Brokers’ Fees. Buyer has not entered into any contract to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Sellers or any of Sellers’ Affiliates should become liable or obligated to pay.

Section 4.6 Sufficient Funds; Adequate Assurances. Buyer has and will have at the Closing immediately available funds sufficient for the satisfaction of all of Buyer’s obligations under this Agreement, including the payment of the Purchase Price, the Cure Costs, and all fees, expenses of, and other amounts required to be paid by, Buyer in connection with the transactions contemplated hereby. Buyer is capable of satisfying the conditions contained in Sections 365(b)(1)(C) and 365(f) of the Bankruptcy Code with respect to the Designated Contracts and Assumed Leases and the related Assumed Liabilities.

Section 4.7 No Collusion. Buyer has not engaged in any collusion with any other interested party with respect to the bidding or sale described herein and in accordance with the Bidding Procedures Order.

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Section 4.8 “AS IS” Transaction. BUYER HEREBY ACKNOWLEDGES AND AGREES THAT, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN ARTICLE III ABOVE, NONE OF SELLERS NOR ANY OF THEIR REPRESENTATIVES HAVE MADE ANY REPRESENTATIONS OR WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, WRITTEN OR ORAL WITH RESPECT TO ANY MATTER RELATING TO THE ACQUIRED ASSETS OR THE TRANFERRED BUSINESS INCLUDING EXPENSES TO BE INCURRED IN CONNECTION WITH THE ACQUIRED ASSETS, THE PHYSICAL CONDITION OF ANY OWNED REAL PROPERTY OR PERSONAL PROPERTY COMPRISING A PART OF THE ACQUIRED ASSETS OR THAT IS THE SUBJECT OF ANY OTHER ASSUMED LEASE OR DESIGNATED CONTRACT TO BE ASSUMED BY BUYER AT THE CLOSING, THE ENVIRONMENTAL CONDITION OR ANY OTHER MATTER RELATING TO THE PHYSICAL CONDITION OF ANY REAL PROPERTY OR IMPROVEMENTS THAT ARE THE SUBJECT OF ANY REAL PROPERTY LEASE TO BE ASSUMED BY BUYER AT THE CLOSING OR OWNED REAL PROPERTY INCLUDED AS AN ACQUIRED ASSET, THE ZONING OF ANY SUCH REAL PROPERTY OR IMPROVEMENTS, THE VALUE OF THE ACQUIRED ASSETS (OR ANY PORTION THEREOF), THE TRANSFERABILITY OF ANY PROPERTY, THE TERMS, AMOUNT, VALIDITY OR ENFORCEABILITY OF ANY ASSUMED LIABILITIES, THE MERCHANTABILITY OR FITNESS OF ANY PORTION OF THE ACQUIRED ASSETS OR THE TRANSFERRED BUSINESS FOR ANY PARTICULAR PURPOSE, OR ANY OTHER MATTER OR THING RELATING TO THE ACQUIRED ASSETS OR ANY PORTION THEREOF.

BUYER FURTHER ACKNOWLEDGES AND AGREES THAT (A) BUYER HAS CONDUCTED AN INDEPENDENT INSPECTION AND INVESTIGATION OF THE ACQUIRED ASSETS, THE TRANSFERRED BUSINESS, THE ASSUMED LIABILITIES AND ALL SUCH OTHER MATTERS RELATING TO OR AFFECTING THE ACQUIRED ASSETS, TRANSFERRED BUSINESS AND ASSUMED LIABILITIES AS BUYER DEEMED NECESSARY OR APPROPRIATE TO SATISFY ITSELF AS TO THE ACQUIRED ASSETS, TRANSFERRED BUSINESS AND ASSUMED LIABILITIES, (B) NO SELLER NOR ANY OTHER PERSON WILL HAVE or be subject to any liability or indemnification obligation to Buyer or any other person resulting from the distribution to, or use by, Buyer or any of its affiliates or any of buyer’s representatives of any information provided to Buyer or any of its affiliates or any of their respective representatives by any seller or any of their respective representatives, including any information, documents, projections, forward-looking statements, forecasts or business plans or any other material made available in any “data room,” confidential information memoranda or any management presentations in expectation of or in connection with the transactions contemplated by this agreement, and (C) THAT IN PROCEEDING WITH THE TRANSACTIONS CONTEMPLATED HEREBY, EXCEPT FOR ANY REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE III, BUYER IS DOING SO BASED SOLELY UPON SUCH INDEPENDENT INSPECTIONS AND INVESTIGATIONS. ACCORDINGLY, BUYER WILL ACCEPT THE ACQUIRED ASSETS AT THE CLOSING “AS IS,” “WHERE IS,” AND “WITH ALL FAULTS.” BUYER HEREBY EXPRESSLY ACKNOWLEDGES THAT THE ASSIGNMENT AND ASSUMPTION OF THE ASSUMED LEASES AND DESIGNATED CONTRACTS FORMING PART OF THE ACQUIRED ASSETS WILL BE CONSUMMATED IN ACCORDANCE WITH THE TERMS OF THIS AGREEMENT NOTWITHSTANDING ANY AND ALL OUTSTANDING DEFAULTS AND OTHER CLAIMS FOR FAILURES TO COMPLY WITH THE PROVISIONS OF SUCH ASSUMED LEASES AND DESIGNATED CONTRACTS, CERTAIN OF WHICH DEFAULTS OR CLAIMS MAY NOT BE SUBJECT TO CURE OR WAIVER.

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Article V
PRE-CLOSING COVENANTS

The Parties agree as follows with respect to the period between the Effective Date and the Closing (except as otherwise expressly stated to apply to a different period):

Section 5.1 Efforts; Cooperation. Upon the terms and subject to the conditions set forth in this Agreement (including Section 5.4(a)), each of the Parties shall use such Party’s commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things reasonably necessary, proper or advisable to consummate and make effective, the transactions contemplated hereby, except as otherwise specifically provided in Section 5.4. Without limiting the generality of the foregoing, (a) each Seller shall use such Seller’s commercially reasonable efforts to cause the conditions set forth in Section 7.1 that are within such Seller’s control or influence to be satisfied or fulfilled and (b) Buyer shall use Buyer’s commercially reasonable efforts to cause the conditions set forth in Section 7.2 that are within Buyer’s control or influence to be satisfied or fulfilled. Without limiting the foregoing, between the Effective Date and the Closing Date, Sellers and Buyer shall cooperate in good faith to coordinate the transfer of the Acquired Assets from the applicable Seller to Buyer at the Closing.

Section 5.2 Conduct of the Transferred Business Pending the Closing.

(a) During the period prior to the Closing, Sellers shall use commercially reasonable efforts, except as otherwise required, authorized, or restricted by applicable Law, pursuant to the Bankruptcy Code or pursuant to an Order of the Bankruptcy Court, or the exercise of Sellers’ reasonable business judgment, to operate the Transferred Business in the Ordinary Course of Business in all material respects (including, without limitation, maintaining sufficient levels of Inventory at each Transferred Location). Sellers shall use commercially reasonable efforts to, except as related to or the result of the filing or pendency of the Bankruptcy Cases or reasonably necessary to preserve the value of the Transferred Business or the Acquired Assets, (i) preserve Sellers’ respective business organizations, (ii) maintain the Transferred Business and the Acquired Assets (normal wear and tear excepted), perform in all material respects Sellers’ obligations under the Designated Contracts and Assumed Leases and maintain in effect in all material respects insurance for the benefit of the Transferred Business in effect as of the Effective Date, (iii) use commercially reasonable efforts to keep available the services of Sellers’ respective officers and Covered Employees, and (iv) maintain in all material respects satisfactory relationships with licensors, licensees, suppliers, contractors, distributors, consultants, vendors, and others having material business relationships with Sellers in connection with the operation of the Transferred Business (other than payment of pre-petition claims) and preserve the goodwill of the Transferred Business; provided, that Sellers shall not be obligated to make any payments not otherwise required in the Ordinary Course of Business or to incur any liability or obligation in order to comply with the foregoing.

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(b) Except (i) as set forth on Section 5.2(b) of the Disclosure Schedule, (ii) any and all matters as may be approved by the Bankruptcy Court, (iii) any limitations on operations imposed by the Bankruptcy Court or the Bankruptcy Code, (iv) as required by applicable Law, Order, fiduciary duty of the board of directors (or similar governing body) of any Seller or its Affiliates, or by a Governmental Authority, (v) to the extent related to an Excluded Asset or an Excluded Liability, (vi) as otherwise contemplated or required by this Agreement or any Related Agreement, (vii) as required in connection with any debtor-in-possession financing or any order of the Bankruptcy Court authorizing the use of cash collateral, (viii) any actions taken in connection with a restaurant or location closure (other than any of the Transferred Locations), (ix) any actions necessary to permit the sale of other assets to Other Buyers, including separating or duplicating necessary parts of the FAT Brands Business to be able to sell assets of the FAT Brands Business (other than Acquired Assets) to other bidders, (x) any actions taken in good faith to preserve the value of the Transferred Business or Acquired Assets or (xi) with the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned, or delayed and shall be deemed granted if Buyer does not respond within five (5) Business Days of receipt of Sellers’ written request), no Seller shall, solely as it relates to the Transferred Business:

(i) other than in the Ordinary Course of Business, (A) materially increase the annual level of compensation of any Covered Employee or (B) materially increase or decrease the coverage or benefits available to Covered Employees under any (or create any new) Seller Benefit Plan;

(ii) subject any of the Acquired Assets to any material Lien, except for Permitted Liens, any Lien securing any debtor-in-possession loan facility or granted in an order authorizing use of cash collateral, in each case that will be released at or prior to Closing, and any Liens that will be released at or prior to Closing;

(iii) terminate or fail to renew, obtain, or preserve any material Permit that is an Acquired Asset in a manner that would reasonably be expected to have a Material Adverse Effect;

(iv) enter into any Contract that would reasonably be expected to materially limit or materially restrict or materially increase the cost of the conduct or operations of the Transferred Business as conducted by Sellers as of the date of this Agreement;

(v) incur, create, assume, guarantee, or become liable for any material indebtedness in respect of the Transferred Business, other than trade debt and other indebtedness incurred in the Ordinary Course of Business;

(vi) except as previously disclosed to or known by Buyer, as necessary to facilitate the sale of assets of the FAT Brands Business (other than Acquired Assets) to Other Buyers, materially reject or terminate any Contract or Assumed Lease set forth on Section 2.6(a) of the Disclosure Schedule;

(vii) sell, transfer, assign, fail to maintain, permit to lapse, terminate or cancel any Owned Intellectual Property that is material to the Transferred Business, other than in the Ordinary Course of Business;

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(viii) write up, write down, or write off the book value of any material Acquired Assets, other than in the Ordinary Course of Business or as required by GAAP;

(ix) except to replace any vacancy created in an existing position by an employee’s departure or in the Ordinary Course of Business, engage any new Covered Employee;

(x) seek to accelerate the receipt of any royalty payments or licensing receivables generated by the Transferred Business and constituting Acquired Assets, by way of discount or otherwise;

(xi) enter into any new or additional Lease (provided that Seller may extend or renew the term of any Assumed Lease which is near expiry) or open any new, additional restaurant in respect of the Transferred Business other than the Transferred Locations set forth on Section 5.2(b)(xi) of the Disclosure Schedule; or

(xii) agree to take any action that is expressly prohibited by this Section 5.2.

(c) Buyer shall not, and shall not permit any member of its group (including its Affiliates, directors, officers, employees, advisors, agents, and other representatives) to, contact any officer, manager, director, employee, customer, supplier, lessee, lessor, lender, licensee, licensor, distributor, landlord, franchisee, creditor, noteholder, or other material business relation of any Seller or its Affiliates prior to the Closing with respect to any Seller, its business, or the transactions contemplated by this Agreement without the prior written consent of Sellers (which consent shall not be unreasonably delayed, conditioned, or withheld) for each such contact.

Section 5.3 Bankruptcy Court Matters.

(a) [RESERVED.]

(b) This Agreement and the transactions contemplated hereby are subject to Sellers’ right and ability to consider higher or better competing bids with respect to the Transferred Business and any material portion of the Acquired Assets pursuant to the Bidding Procedures Order (each a “Competing Bid”).

(c) If there is an Auction for the Transferred Business and Buyer is not the prevailing party at the conclusion of such Auction (such prevailing party, the “Prevailing Bidder”) but is designated as the Back-up Bidder, then Buyer shall keep Buyer’s bid to consummate the transactions contemplated by this Agreement on the terms and conditions set forth in this Agreement (as the same may be improved upon in the Auction) open and irrevocable until the date of closing of a Competing Bid with the Prevailing Bidder (the “Outside Back-up Date”). Following the Sale Hearing and prior to the Outside Back-up Date, if the Prevailing Bidder fails to consummate the applicable alternative transaction as a result of a breach or failure to perform on the part of such Prevailing Bidder, then Buyer, as Back-up Bidder, will be deemed to have the new prevailing bid, and Sellers will be authorized, without further order of the Bankruptcy Court, to consummate the transactions contemplated by this Agreement on the terms and conditions set forth in this Agreement (as the same may be improved upon in the Auction) with Buyer.

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(d) Sellers shall promptly serve true and correct copies of all related pleadings in accordance with the Bidding Procedures Order, the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure, the Local Rules of Bankruptcy Practice and Procedure of the United States Bankruptcy Court for the Southern District of Texas, and any other applicable order of the Bankruptcy Court.

(e) Sellers shall seek entry of the Sale Order by the Bankruptcy Court within five (5) Business Days after conclusion of the Auction or the date the Auction is cancelled in accordance with the Bidding Procedures Order or the earliest date thereafter that the Bankruptcy Court is available to conduct a hearing to consider the Sale Order. The Sale Order shall, among other things, (i) approve, pursuant to Sections 105, 363, and 365 of the Bankruptcy Code, (A) the execution, delivery and performance by Sellers of this Agreement, (B) the sale of the Acquired Assets to Buyer on the terms set forth herein and free and clear of all Liens (other than Liens included in the Assumed Liabilities and Permitted Liens), and (C) the performance by Sellers of Sellers’ respective obligations under this Agreement; (ii) authorize and empower Sellers to assume and assign to Buyers the Designated Contracts; (iii) find that each applicable subsection of Section 363(f) of the Bankruptcy Code has been met; (iv) find that Buyer has given reasonably equivalent value and fair consideration for the Acquired Assets; (v) find that all persons are enjoined from asserting any claims, interests, or encumbrances against the Acquired Assets or Buyer; (vi) find that the sale of the Acquired Assets was negotiated, proposed, and entered into at arm’s length and the Buyer entered into the sale in good faith; (vii) find that Buyer and its Affiliates shall not and shall not be deemed to: (A) be a successor (or other such similarly situated party), or otherwise be deemed a successor, to Sellers, including a “successor employer” for the purposes of the IRC, ERISA, or other applicable Laws; (B) have any responsibility or liability for any obligations of Sellers, or any affiliate of Sellers, based on any theory of successor or similar theories of liability; (C) have, de facto or otherwise, merged with or into any of Sellers; (D) be an alter ego or a mere continuation or substantial continuation of any of Sellers (and there is no continuity of enterprise between Buyer and any Seller), including within the meaning of any foreign, federal, state, or local revenue, pension, ERISA, tax, labor, employment, environmental, or other law, rule or regulation (including filing requirements under any such Laws, rules, or regulations), or under any products liability law or doctrine with respect to Sellers’ liability under such law, rule or regulation or doctrine; or (E) be holding itself out to the public as a continuation of any of Sellers or Sellers’ respective estates; and (viii) find that Buyer acted in good faith in all respects in connection with the negotiation, execution, and consummation of the transaction contemplated by this Agreement, including the Auction process (if applicable), and find that each Buyer is a “good faith” buyer within the meaning of Section 363(m) of the Bankruptcy Code, not a successor to any Seller and grant Buyer the protections of Section 363(m) of the Bankruptcy Code. The Sale Order should also include a provision directing all filing agents, governmental departments, secretaries of state, recording offices, and similar authorities to accept and record any instruments or documents necessary to reflect the transfer of the Acquired Assets to Buyer free and clear of all Liens (other than Liens included in the Assumed Liabilities and Permitted Liens). Buyer shall promptly take such actions as are reasonably requested by Sellers to assist in obtaining Bankruptcy Court approval of the Sale Order, including furnishing affidavits or other documents or information for filing with the Bankruptcy Court for purposes, among others, of (a) demonstrating that Buyer is a “good faith” purchaser under Section 363(m) of the Bankruptcy Code and (b) establishing adequate assurance of future performance within the meaning of Section 365 of the Bankruptcy Code. In the event that the Bankruptcy Court’s approval of the Sale Order shall be appealed, Sellers shall use commercially reasonable efforts to defend such appeal.

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(f) Unless otherwise provided in the Bidding Procedures Order, the Bidding Procedures Order shall apply to the sale of the Transferred Business hereunder.

Section 5.4 Notices and Consents. Prior to the Closing and as necessary following the Closing:

(a) To the extent that the Sale Order does not eliminate the requirement to obtain the prior consent of or notification to any one or more counterparties to a Designated Contract or Assumed Lease, Sellers will give, or will cause to be given, any notices to third parties, and each of the Parties will use such Party’s commercially reasonable efforts to obtain any third party consents as are otherwise necessary and appropriate to consummate the transactions contemplated hereby;

(b) Seller shall obtain any required consent of the DIP Lender to the execution of this Agreement and consummation of the transactions contemplated by this Agreement; and

(c) Each of the Parties will give any notices to, make any filings with, and use such Party’s commercially reasonable efforts to obtain any authorizations, consents, and approvals of Governmental Authorities necessary and appropriate to consummate the transactions contemplated hereby.

Section 5.5 Notice of Developments. Each Seller and Buyer will give prompt written notice to the other Parties of (a) the existence of any fact or circumstance, or the occurrence of any event, of which such Party has Knowledge that would reasonably be likely to cause a condition to a Party’s obligations to consummate the transactions contemplated hereby set forth in Article VII not to be satisfied as of a reasonably foreseeable Closing Date or (b) the receipt of any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; provided, however, that the delivery of any such notice pursuant to this Section 5.5 shall not be deemed to amend or supplement this Agreement and the failure to deliver any such notice shall not constitute a waiver of any right or condition to the consummation of the transactions contemplated hereby by any Party.

Section 5.6 Access. Sellers will provide Buyer and Buyer’s Representatives access to all books and records and Designated Contracts and Assumed Leases included in the Acquired Assets via an electronic data room; provided, however, that, for avoidance of doubt, the foregoing shall not require any Person to waive, or take any action with the effect of waiving, such Party’s attorney-client privilege with respect thereto.

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Section 5.7 Bulk Transfer Laws. Buyer acknowledges that Sellers will not comply with the provisions of any bulk transfer laws or similar laws of any jurisdiction in connection with the transactions contemplated by this Agreement, and hereby waives all claims related to non-compliance with any such laws.

Section 5.8 Intellectual Property Matters.

(a) Name Changes. Promptly (but in no event later than one hundred twenty (120) days) following the Closing Date (or such reasonable longer period as necessary to effectuate the orderly wind-down of Sellers in accordance with applicable law, the “Wind-Down” or any dissolution of such entity if a Seller is winding down or dissolving), Sellers shall use commercially reasonable efforts to obliterate, mask or remove all Business Names from all public facing assets that are owned by (or in the possession, custody, or control of) Sellers. Each Seller shall be permitted to use the Business Names (a) as a former name for legal and noticing purposes in connection with the Bankruptcy Cases in other legal documents, in connection with the filing of Tax Returns and for the Wind-Down or in other legal documents related to the foregoing and (b) to otherwise reference the historic relationship between each Seller, its Affiliates and the Transferred Business.

(b) Franchisee License Rights. The Parties acknowledge that certain franchisees of the Transferred Business may hold license rights to use certain Intellectual Property included in the Acquired Assets. All such existing license rights granted to franchisees under Franchise Agreements shall survive the Closing and shall continue in full force and effect in accordance with their terms. Buyer shall assume all obligations of Sellers under such Franchise Agreements to the extent same constitute Designated Contracts with respect to the licensing of Intellectual Property to franchisees.

Section 5.9 Transition Services; Co-Branded Locations.

(a) The Parties acknowledge and agree that Buyer will require certain post-Closing transition services from Sellers and/or an Other Buyer. After the date hereof, Sellers and Buyer shall negotiate the terms of the Transition Services Agreement (or equivalent arrangement) in good faith with the applicable Other Buyer.

(b) [Intentionally omitted.]

Article VI
OTHER COVENANTS

The Parties agree as follows with respect to the period from and after the Closing:

Section 6.1 Further Assurances.

(a) In case at any time after the Closing any further action is necessary to carry out a Party’s obligations under this Agreement, such Party will, at the requesting Party’s sole cost and expense, take such further action (including the execution and delivery of such other reasonable instruments of sale, transfer, conveyance, assignment, assumption and confirmation (including vehicle registration and title documents), providing materials and information) as the other Party may reasonably request which actions shall be reasonably necessary to transfer, convey, or assign to the applicable Buyer all of the Acquired Assets to be acquired by Buyer in accordance with Section 2.1 or to confirm Buyer’s assumption of the Assumed Liabilities to be assumed by Buyer in accordance with Section 2.2. Without limiting the foregoing, from and after Closing Seller shall take such action as is necessary to deliver to Buyer all books and records described in subsection (h) of the definition of Acquired Assets including (x) customer lists, supplier lists, mailing lists, accounting records, documentation or records, catalogs, and printed materials relating thereto and (y) past and present customer, supplier, vendor records, files, documents, instruments, financial, marketing, and business data, pricing and cost information, business and marketing plans, and other information, files, correspondence, records, data, plans, reports, and recorded knowledge, historical trademark files, prosecution files of Sellers in whatever media retained or stored, including computer programs and disks, and all other books, records, instruments, policies, procedures and documents, in each case to the extent within Sellers’ possession or control and primarily used in or primarily relating to the Transferred Business or any Transferred Location.

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(b) With respect to any Acquired Asset (and any asset that is not an Acquired Asset solely as a result of a restriction on transfer or assignment) for which consent or approval is required for transfer or assignment but is not obtained prior to the Closing, Sellers shall reasonably cooperate with Buyer for up to ninety (90) days after the Closing in any reasonable arrangement that Buyer may request to provide Buyer with all of the benefits of, or under, the applicable Acquired Assets (or assets that are not Acquired Assets solely as a result of a restriction on transfer or assignment), including taking actions reasonably required to enforce, for the benefit of Buyer, any and all rights of Sellers against any party to the applicable Acquired Asset and provide to Buyer the benefits of ownership and operation of the Transferred Business.

Section 6.2 Access; Enforcement; Record Retention. From and after the Closing, upon request by any Party (the “Requesting Party”), the other Parties will permit such Requesting Party and such Requesting Party’s Representatives to have reasonable access during normal business hours, at the sole expense of such Requesting Party and in a manner so as not to interfere unreasonably with the normal business operations of the other Party, to all premises, properties, personnel, books and records, and Contracts or Leases of such Party for the purposes of (a) preparing Tax Returns, (b) monitoring or enforcing rights or obligations under this Agreement or any of the Related Agreements, or (c) defending third-party lawsuits or complying with the requirements of any Governmental Authority; provided, however, that, for avoidance of doubt, the foregoing shall not require a Party to take any such action if (i) such action may result in a waiver or breach of any attorney-client privilege, (ii) such action could reasonably be expected to result in violation of applicable Law, or (iii) providing such access or information would be reasonably expected to be disruptive to a Party’s normal business operations. Buyer agrees to maintain the files or records that are contemplated by the first sentence of this Section 6.2 in a manner consistent in all material respects with Buyer’s document retention and destruction policies, as in effect from time to time, for four (4) years following the Closing and to give Sellers or their successors access to such files and records for purposes of administration of Sellers’ respective Bankruptcy Cases, including the winddown of the estates, any confirmation of a Chapter 11 plan, and the claims reconciliation process.

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Section 6.3 Covered Employees.

(a) Buyer shall offer employment to all of the Covered Employees (including, for the avoidance of doubt, Inactive Employees) who perform services for any Transferred Location. Any such offer of employment will be made on or in advance of the Closing Date and effective as of the Closing Date or, in the case of a Covered Employee performing services at a Transferred Location pursuant to which a Reserved Lease exists, effective as of the later designation of such Reserved Lease as an Assumed Lease (or such earlier date selected by Buyer) and, in all cases, contingent upon the Closing. Each Covered Employee who accepts such offer of employment shall be deemed a “Transferred Employee”; provided that any Covered Employee who has been furloughed or is on an approved leave of absence as of the Closing (an “Inactive Employee”) shall not be considered a Transferred Employee unless and until such Inactive Employee returns to active status pursuant to the following sentence, and notwithstanding anything herein to the contrary, Buyer or Buyer’s Affiliates shall be responsible for Liabilities relating to such Inactive Employee from and after the date such Inactive Employee becomes a Transferred Employee. For the avoidance of doubt, Sellers shall not be required to continue to employ any Covered Employee for any period following the Closing. The employment of any Inactive Employee that satisfies the criteria set forth in the first sentence of this subsection (a) by Buyer shall be effective upon such Inactive Employee’s return to active work, provided that the Inactive Employee reports to work with Buyer within five (5) Business Days after the end of any such approved leave and, to the extent permitted by applicable Law, in no event later than six (6) months following the Closing Date, and, as of such date, such Inactive Employee shall be a Transferred Employee. Each Covered Employee that is not a Transferred Employee shall be a “Retained Employee”. Each Transferred Employee who becomes employed by Buyer in connection with the transactions contemplated by this Agreement shall be eligible to receive the salary and benefits (excluding severance and equity compensation) maintained for employees of Buyer on similar terms and conditions in the aggregate as are provided to similarly situated employees of Sellers. Sellers will reasonably cooperate with any reasonable requests by Buyer in order to facilitate the offers of employment and the delivery of such offers. Sellers and Buyer acknowledge that, as a result of Buyer offering employment to the Covered Employees as set forth in this subsection (a), it is not intended for a “plant closing” or “mass layoff” (as defined in the WARN Act) to occur with respect to the transactions contemplated by this Agreement.

(b) Each Transferred Employee shall be given credit for all service with Sellers under any employee benefit plans or arrangements of Buyer and Buyer’s Affiliates maintained by Buyer or Buyer’s Affiliates in which such Transferred Employees participate following the Closing Date, for purposes of eligibility, vesting, and entitlement to benefits, including for severance benefits and vacation entitlement and for accrual of pension benefits provided, however, that such service crediting shall be permitted and consistent any Buyer defined contribution retirement plan. Notwithstanding the foregoing, nothing in this Section 6.3(b) shall be construed to require crediting of service that would result in a duplication of benefits.

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(c) Without limiting the generality of this Section 6.3, no provision of this Agreement shall create any third party beneficiary rights in any current or former employee or service provider of any Seller, any Covered Employee, or any Transferred Employee (including any beneficiary or dependent thereof) in respect of continued employment (or the terms and conditions of employment) by Sellers or Seller’s Affiliates or Buyer or Buyer’s Affiliates or otherwise. Nothing herein shall (i) guarantee employment for any period of time or preclude the ability of Buyer or Buyer’s Affiliates to terminate any Transferred Employee for any reason, (ii) require any Buyer or any of Buyer’s Affiliates to continue any Seller Benefit Plans, employee benefit plans, or arrangements, or prevent the amendment, modification, or termination thereof after the Closing, or (iii) constitute an amendment to any Seller Benefit Plan, employee benefit plans, or arrangements.

(d) Except for any Assumed Liabilities, and subject to Section 2.6(h), Sellers will have the sole and absolute responsibility for any financial or other commitments to Sellers’ employees for the period prior to the Closing (and thereafter with respect to any Retained Employee), including any and all claims or obligations for severance pay and any and all claims and obligations arising under any collective bargaining agreement, employee benefit plan (including, any withdrawal liability), or any local, state, or federal law, rule, or regulation. Other than as set forth in Section 6.3(a), Buyer and any of Buyer’s Affiliates shall not have any contractual or other obligation with respect to hiring, offering to hire, or employing any Covered Employee or any of Sellers’ other employees. Except as set forth in Section 6.3(a), in no event shall Buyer be obligated to commit to any particular usage of employees or to any particular benefits or wage rates. Nothing contained herein shall be deemed an admission that Sellers have any financial obligation to employees or that obligations, if any, are entitled to a particular treatment or priority under the Bankruptcy Code. Sellers’ failure to pay an obligation, if any, under this Section 6.3 shall not be a default under this Agreement.

Section 6.4 Tax Matters.

(a) Buyer shall bear and pay any stamp, documentary, filing, recording, registration, sales, use, transfer, added-value or other similar Tax, fee, or governmental charge (each a “Transfer Tax”) imposed under applicable Law in connection with the transactions contemplated hereby. The Party that is required by applicable Law to file any Tax Returns in connection with Transfer Taxes described in the immediately preceding sentence shall prepare and timely file such Tax Returns. The Parties hereto shall cooperate to permit the filing Party to prepare and timely file any such Tax Returns and Seller shall avail itself of (including by the filing of necessary Tax Returns to claim) any applicable exemption that would minimize the application of Transfer Tax.

(b) For purposes of this Agreement, any Taxes (other than Transfer Taxes) relating to a taxable period beginning on or before and ending after the Closing Date shall be allocated to the portion of such period ending on (and including) the Closing Date and the portion beginning after the Closing Date as follows: (i) in the case of real property, personal property, and similar ad valorem Taxes imposed on a periodic basis, on a per diem basis, and (ii) in the case of all other Taxes, based on the “closing of the books” method.

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(c) [RESERVED]

(d) The Parties agree to treat any payment made from one Party to another pursuant to this Agreement that is not reflected as part of the Purchase Price under this Agreement as an adjustment to the Purchase Price for all income Tax purposes, unless otherwise required by applicable Law.

Section 6.5 Press Releases and Public Announcements. The initial press release and public announcement with respect to this Agreement and the consummation of the transactions contemplated hereby will be in the form attached as Section 6.5 of the Disclosure Schedule, which has been mutually agreed to by the Parties. No Party shall issue any other press release or make any other public announcement relating to the terms of this Agreement without the prior written approval of Buyer and Sellers, unless a press release or public announcement is required by applicable law, or any rule or order of the Bankruptcy Court; provided, however, the foregoing shall not prevent Buyer from making public announcements after the Closing Date relative to the acquisition and operation of the Transferred Business consistent with the approved form of press release in the form attached as Section 6.5 of the Disclosure Schedule or any initial public announcements made by the Parties consistent therewith. If any other announcement or other disclosure is required, the disclosing Party shall give the non-disclosing Parties reasonable prior written notice and an opportunity to review such disclosure and shall consider in good faith the comments of the other Party or Parties hereto as to the proposed disclosure. The Parties acknowledge that Sellers shall file this Agreement with the Bankruptcy Court in connection with obtaining the Sale Order.

Section 6.6 Confidentiality. Buyer and any Buyer designees acknowledge that the information provided to them in connection with this Agreement and the transactions contemplated hereby is subject to the terms of the confidentiality agreement among FAT Brands, Twin Hospitality and Buyer dated on or about April 4, 2026, the terms of which are incorporated herein by reference; provided that Sellers may disclose such information as required by any Order entered by the Bankruptcy Court or otherwise reasonably required in the Bankruptcy Cases, including enforcement or litigation of this Agreement.

Section 6.7 No Successor Liability. The Parties intend that upon the Closing, each Buyer and its Affiliates shall not and shall not be deemed to: (a) be a successor (or other such similarly situated party), or otherwise be deemed a successor, to Sellers, including a “successor employer” for the purposes of the IRC, ERISA, or other applicable Laws; (b) have any responsibility or liability for any obligations of Sellers, or any affiliate of Sellers, based on any theory of successor or similar theories of liability; (c) have, de facto or otherwise, merged with or into any of Sellers; (d) be an alter ego or a mere continuation or substantial continuation of any of Sellers (and there is no continuity of enterprise between Buyer and any Seller), including within the meaning of any foreign, federal, state, or local revenue, pension, ERISA, tax, labor, employment, environmental, or other law, rule or regulation (including filing requirements under any such Laws, rules, or regulations), or under any products liability law or doctrine with respect to Sellers’ liability under such law, rule or regulation or doctrine; or (e) be holding itself out to the public as a continuation of any of Sellers or Sellers’ respective estates.

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Section 6.8 Acquired Avoidance Actions and Causes of Action. No Buyer shall at any time following the Closing pursue, prosecute, sell, or transfer any of the Acquired Avoidance Actions.

Section 6.9 Non-Solicitation.

(a) During the period commencing on the date hereof and ending on the date that is one hundred thirty-five (135) days following the date hereof (the “Restricted Period”), Buyer shall not, and shall cause its Affiliates not to, directly or indirectly, for itself, the Transferred Business or any other Person (i) knowingly recruit or solicit for employment or engagement or offer any employment to, any FBG Covered Employee; (ii) otherwise induce, or attempt to induce (or assist any other Person in engaging in any such activities) any FBG Covered Employee to leave the employ of Sellers or of the FBG Business, to accept employment with another Person, or to reject an offer of employment by FBG Bid Co. or its Affiliates; or (iii) hire, engage, employ or enter into any independent contractor relationship with any FBG Covered Employee. Notwithstanding the foregoing, the restrictions in this Section shall not apply to the solicitation, recruitment, or hiring of (x) any individual upon written confirmation by FBG Bid Co. that FBG Bid Co. does not intend to hire such individual, and (y) the individuals set forth on Section 6.9 of the Disclosure Schedules.

(b) The Parties acknowledge and agree that (i) the provisions of this Section Section 6.9 are an essential inducement for the WBS Ad Hoc Group to consent to the sale of the Transferred Business to Buyer, (ii) but for the provisions of this Section 6.9, FBG Buyer would not be willing to enter into the FBG APA or a transition services agreement with Buyer at Closing, and (iii) FBG Bid Co. is an express third-party beneficiary of this Section 6.9 and the Parties agree not to amend it without FBG Bid Co.’s prior written consent.

Article VII
CONDITIONS TO OBLIGATION TO CLOSE

Section 7.1 Conditions to Buyer’s Obligations. Buyer’s obligation to consummate the transactions contemplated hereby in connection with the Closing is subject to satisfaction or waiver of the following conditions:

(a) the representations and warranties set forth in Article III shall have been true and correct on the date hereof and as of the Closing (except to the extent expressly made as of an earlier date, in which case as of such date as if made at and as of such date), except where the failure of such representations and warranties to be so true and correct has not resulted in a Material Adverse Effect;

(b) Sellers shall have performed and complied with their covenants and agreements required by this Agreement to be performed or complied with on or before the Closing in all material respects;

(c) the Bankruptcy Court shall have entered the Sale Order, and no Order staying, reversing, modifying, or amending the Sale Order shall be in effect on the Closing Date and Seller shall have provided timely and proper written notice of the Sale Hearing to all parties to any executory Contracts and unexpired Leases to which any Seller is a party that are (or may be) Designated Contracts and shall have taken all other actions reasonably necessary to cause such Designated Contracts to be assumed by Sellers and assigned to Buyer pursuant to Section 365 of the Bankruptcy Code;

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(d) no material Order shall be in effect that prohibits consummation of the transactions contemplated by this Agreement; and

(e) each delivery contemplated by Section 2.5(a) to be delivered to Buyer shall have been delivered.

Section 7.2 Conditions to Sellers’ Obligations. Sellers’ obligations to consummate the transactions contemplated hereby in connection with the Closing are subject to satisfaction or waiver of the following conditions:

(a) the representations and warranties set forth in Article IV shall have been true and correct on the date hereof and as of the Closing (except to the extent expressly made as of an earlier date, in which case as of such date as if made at and as of such date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected, individually or in the aggregate, to adversely affect Sellers in any material respect or otherwise interfere with, prevent or delay the ability of Buyer to enter into and perform its obligations under this Agreement or any Related Agreement to which it is a party or to consummate the transactions contemplated hereby or thereby;

(b) Buyer shall have performed and complied with all its covenants and agreements required by this Agreement to be performed or complied with on or before the Closing in all material respects;

(c) the Bankruptcy Court shall have entered the Sale Order, and no Order staying, reversing, modifying, or amending the Sale Order shall be in effect on the Closing Date;

(d) no material Order shall be in effect that prohibits consummation of any of the transactions contemplated by this Agreement;

(e) intentionally omitted;

(f) each delivery contemplated by Section 2.5(b) to be made to Sellers shall have been delivered, and each payment of Cure Costs contemplated by Section 2.5(c) shall have been made; and

(g) Sellers shall have had an opportunity to remove any Excluded Assets from the Transferred Locations (at Sellers’ sole cost and expense); provided, however, in no event shall the failure of this condition prevent the Closing if Buyer commits, prior to Closing, to provide Sellers reasonable access to the Transferred Locations after Closing in order to remove the Excluded Assets.

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Section 7.3 No Frustration of Closing Conditions. Neither Buyer nor Sellers may rely on or assert the failure of any condition to Buyer’s or Sellers’ respective obligations to consummate the transactions contemplated hereby set forth in Section 7.1 or Section 7.2, as the case may be, to be satisfied if such failure was proximately or primarily caused by such Party’s failure to comply with this Agreement in all material respects or to use commercially reasonable efforts to satisfy the conditions to the consummation of the transactions contemplated hereby or by any other breach of a representation, warranty, or covenant hereunder.

Section 7.4 Third-Party Consents. Other than as expressly set forth in Section 7.1 or Section 7.2, receipt of any third party consent, approval, or waiver that is not expressly listed as a condition to Closing shall not be a condition to Buyer’s obligation to consummate the Closing (including Buyer’s obligation to pay the Purchase Price in full) or comply with Buyer’s obligations under this Agreement or any Related Agreement, and the failure to receive any such third party consent, approval or waiver or any actions taken by Sellers in connection therewith shall not give Buyer the right to terminate this Agreement. Notwithstanding anything to the contrary in this Agreement, Sellers shall not be required to compensate any applicable third party, commence or participate in any proceeding, or offer or grant any accommodation (financial or otherwise, including any accommodation or arrangement to indemnify, remain primarily, secondarily, or contingently liable for any Liability) to any applicable third party in connection with the satisfaction of any closing condition.

Article VIII
TERMINATION

Section 8.1 Termination of Agreement. The Parties may terminate this Agreement at any time prior to the Closing as provided below:

(a) by the mutual written consent of the Parties;

(b) by any Party by giving written notice to the other Parties if:

(i) any court of competent jurisdiction or other competent Governmental Authority shall have enacted or issued a Law or Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement and such Law or Order or other action shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any Party if the failure to consummate the Closing because of such action by a Governmental Authority shall be due to the failure of such Party to have fulfilled any of its obligations under this Agreement; or

(ii) the Closing shall not have occurred prior to the Termination Date; provided, however, that if the Closing shall not have occurred on or before the Termination Date due to a material breach of any representations, warranties, covenants or agreements contained in this Agreement by Buyer or Sellers, then the breaching Party may not terminate this Agreement pursuant to this Section 8.1(b)(ii). The “Termination Date” shall be June 1, 2026, unless the Parties mutually agree to a later Closing Date pursuant to Section 2.4, upon which such later date shall be the Termination Date.

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(c) by Buyer by giving written notice to Sellers if there has been a breach by any Seller of any representation, warranty, covenant, or agreement contained in this Agreement that has prevented the satisfaction of the conditions to the obligations of Buyer at the Closing set forth in Section 7.1(a) or Section 7.1(b), and such breach has not been waived by Buyer, or, if such breach is curable, cured by such Seller prior to the earlier to occur of (i) ten (10) days after receipt of Buyer’s notice of intent to terminate and (ii) the Termination Date; provided, that Buyer shall not have a right of termination pursuant to this Section 8.1(c) if Sellers could, at such time, terminate this Agreement pursuant to Section 8.1(d);

(d) by Sellers by giving written notice to Buyer if there has been a breach by Buyers of any representation, warranty, covenant, or agreement contained in this Agreement that has prevented the satisfaction of the conditions to the obligations of Sellers at the Closing set forth in Section 7.2(a) or Section 7.2(b), and such breach has not been waived by such Seller, or, if such breach is curable, cured by Buyer prior to the earlier to occur of (i) ten (10) days after receipt of such Seller’s notice of intent to terminate and (ii) the Termination Date; provided, that Sellers shall not have a right of termination pursuant to this Section 8.1(d) if Buyer could, at such time, terminate this Agreement pursuant to Section 8.1(c);

(e) by Sellers or Buyer, if (i) (x) Sellers enter into a definitive agreement with respect to a Competing Bid, (y) the Bankruptcy Court enters an order approving a Competing Bid, and (z) the Person making the Competing Bid consummates the Competing Bid or (ii) the Bankruptcy Court enters an Order that precludes the consummation of the transactions contemplated hereby on the terms and conditions set forth in this Agreement;

(f) by Sellers by giving written notice to Buyer, if (i) all of the conditions set forth in Section 7.1 and Section 7.2 have been satisfied (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) or waived, (ii) Sellers have irrevocably confirmed in writing that they are ready, willing and able to consummate the Closing and that all conditions set forth in Section 7.2 have been satisfied or that Sellers are willing to waive any unsatisfied conditions, and (iii) Buyer fails to complete the Closing within two (2) Business Days after the date on which the Closing should have occurred pursuant to Section 2.4; or

(g) by Buyer or Sellers by giving written notice to the other Parties, in the event the Bankruptcy Cases are dismissed or converted to cases under Chapter 7 of the Bankruptcy Code, and neither such dismissal nor conversion expressly contemplates the consummation of the transactions contemplated by this Agreement.

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Section 8.2 Effect of Termination.

(a) If any Party terminates this Agreement pursuant to Section 8.1, all rights and obligations of the Parties hereunder shall terminate upon such termination and shall become null and void (except that Article I, Section 3.17, Article IX, and this Section 8.2 shall survive any such termination) and, except as set forth in Section 5.3 and this Section 8.2, no Party shall have any Liability to the other Parties hereunder; provided, however, that (w) in the event of a Buyer Default Termination, Sellers shall be entitled to retain the Deposit as set forth in Section 2.3(b), (x) no termination shall relieve any Party from Liability for Fraud or Willful Breach by such Party prior to such termination, and (y) in the event of a Willful Breach by Buyer (which, for the avoidance of doubt, shall include any termination pursuant to Section 8.1(g)), Buyer’s Liability for damages shall not be limited to the Deposit or reimbursement of expenses or out-of-pocket costs but shall include the benefit of the transactions contemplated by this Agreement lost by Sellers (taking into consideration all relevant matters, including other combination opportunities and the time value of money). For the avoidance of doubt, nothing in this Section 8.2 will be deemed to impair the right of any Party to be entitled to specific performance or other equitable remedies to enforce specifically the terms and provisions of this Agreement pursuant to Section 9.11.

Article IX
MISCELLANEOUS

Section 9.1 Survival. Except for any covenant that by such covenant’s terms is to be performed (in whole or in part) by any Party following the Closing, none of the representations, warranties, or covenants of any Party set forth in this Agreement or in any certificate delivered pursuant to Section 2.5(a) or Section 2.5(b) shall survive, and each of the same shall terminate and be of no further force or effect as of, the Closing. Any obligations to be performed post-Closing shall survive until completion.

Section 9.2 Expenses. Except for as provided by orders of the Bankruptcy Court or as otherwise provided in this Agreement, each Party will bear such Party’s own costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including all fees of law firms, commercial banks, investment banks, accountants, public relations firms, experts, and consultants. For the avoidance of doubt, Buyer shall pay all Transfer Taxes and recording fees arising from the transfer of the Acquired Assets.

Section 9.3 Entire Agreement. This Agreement and the Related Agreements constitute the entire agreement among the Parties and supersede any prior understandings, agreements, or representations (whether written or oral) by or among the Parties to the extent they relate in any way to the subject matter hereof.

Section 9.4 Incorporation of Exhibits and Disclosure Schedule. The Exhibits, Annexes and Schedules to this Agreement and the Disclosure Schedule are incorporated herein by reference and made a part hereof.

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Section 9.5 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and each Seller. No waiver of any breach of this Agreement shall be construed as an implied amendment or agreement to amend or modify any provision of this Agreement. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver, nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent default, misrepresentation, or breach of warranty or covenant. No conditions, course of dealing or performance, understanding, or agreement purporting to modify, vary, explain, or supplement the terms or conditions of this Agreement shall be binding unless this Agreement is amended or modified in writing pursuant to the first sentence of this Section 9.5 except as expressly provided herein. Except where a specific period for action or inaction is provided herein, no delay on the part of any Party in exercising any right, power, or privilege hereunder shall operate as a waiver thereof.

Section 9.6 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and the Parties’ respective successors and permitted assigns. No Party may assign either this Agreement or any of such Party’s rights, interests, or obligations hereunder without the prior written consent of the other Parties. Notwithstanding the foregoing, Buyer may assign (in whole or in part) either this Agreement or any of Buyer’s rights, interests, or obligations hereunder to an Affiliate of Buyer without the prior written consent of the other Parties; provided, that (a) Buyer shall provide written notice to each applicable Seller prior to the Closing and (b) in no event shall such assignment relieve Buyer (in whole or in part) of Buyer’s obligations hereunder or give rise to any unreimbursed withholding or other Taxes borne by any Seller. Notwithstanding the foregoing, any Seller may assign (in whole or in part) any of its rights or obligations under this Agreement to any plan administrator, liquidator, examiner, receiver, liquidation trustee, or similar party appointed for such Seller following the Closing.

Section 9.7 Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing except as expressly provided herein. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (a) when delivered personally to the recipient; (b) one (1) Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid); (c) on the day such communication was sent by e-mail; or (d) three (3) Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

If to any Seller:

FAT Brands, Inc.

Attn: John C. DiDonato (jdidonato@hcg.com)

Attn: Abhimanyu Gupta (abhigupta@hcg.com)

With a copy (shall not constitute notice to Sellers) to

Latham & Watkins LLP

10250 Constellation Blvd., Suite 1100

Los Angeles, CA 90067

Attention: Ray Schrock; Natasha Hwangpo; Ted Dillman; Sean Denvir

Email: Ray.Schrock@lw.com; Natasha.Hwangpo@lw.com; Ted.Dillman@lw.com; Sean.Denvir@lw.com

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If to Buyer:

Amazing Brands, LLC

3790 Paradise Rd, Ste 250

Las Vegas NV 89169 Attention: Stephen Siegel

E-mail: ssiegel@siegelcompanies.com

With a copy (that shall not constitute notice to Buyer) to:

Glendon Law Group

9275 W. Russell Rd., Ste. 235

Las Vegas NV 89148

Attention: Andrew Glendon

E-mail: ajg@GlendonLawGroup.com

Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner set forth in this Section 9.7.

Section 9.8 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware (without giving effect to the principles of conflict of laws thereof), except to the extent that the Laws of such state are superseded by the Bankruptcy Code.

Section 9.9 Submission to Jurisdiction; Service of Process. Each of the Parties irrevocably and unconditionally submits to the exclusive jurisdiction of the Bankruptcy Court in any Litigation arising out of or relating to this Agreement or any Related Agreement or the transactions contemplated hereby or thereby and agrees that all claims in respect of such Litigation may be heard and determined in any such court. Each Party also agrees not to (a) attempt to deny or defeat such exclusive jurisdiction by motion or other request for leave from the Bankruptcy Court or (b) bring any action or proceeding arising out of or relating to this Agreement or any Related Agreement or the transactions contemplated hereby or thereby in any other court. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue in, and any defense of inconvenient forum to the maintenance of, any Litigation so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. Any Party may make service on any other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 9.7; provided, however, that nothing in this Section 9.9 shall affect the right of any Party to serve legal process in any other manner permitted by law or in equity. Each Party agrees that a final judgment in any Litigation so brought shall be conclusive and may be enforced by Litigation or in any other manner provided by law or in equity.

Section 9.10 Waiver of Jury Trial. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY RELATED AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

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Section 9.11 Specific Performance. The Parties agree that irreparable damage, for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, including if any of the Parties fails to take any action required of it hereunder to consummate the transactions contemplated by this Agreement. It is accordingly agreed that (a) Sellers and Buyer will be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 9.9 without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific performance and other equitable relief is an integral part of the transactions contemplated by this Agreement and without that right, neither Sellers nor Buyer would have entered into this Agreement. The Parties acknowledge and agree that either Sellers or Buyer pursuing an injunction or injunctions or other Order to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 9.11 will not be required to provide any bond or other security in connection with any such Order. The remedies available to Sellers pursuant to this Section 9.11 will be in addition to any other remedy to which they are entitled at law or in equity, and the election to pursue an injunction or specific performance will not restrict, impair or otherwise limit Sellers from seeking to collect or collecting damages (it being agreed that Sellers will not be liable for any special, punitive, exemplary, direct, indirect, consequential, or other damages). If, prior to the Termination Date, either Buyer or any Seller brings any action, in each case, in accordance with this Section 9.11, to enforce specifically the performance of the terms and provisions hereof by the other party, the Termination Date will automatically be extended for the period during which such action is pending, plus ten (10) Business Days or by such other time period established by the court presiding over such action, as the case may be. In no event will this Section 9.11 be used, alone or together with any other provision of this Agreement, to require any Seller to remedy any breach of any representation or warranty made by Sellers herein.

Section 9.12 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement. In the event that any of the provisions of this Agreement shall be held by any Governmental Authority to be illegal, invalid, or unenforceable, such provisions shall be limited or eliminated only to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect.

Section 9.13 No Third Party Beneficiaries. Other than a Non-Recourse Party in respect of Section 9.14, this Agreement shall not confer any rights or remedies upon any Person other than Buyers, each Seller, and their respective successors and permitted assigns.

Section 9.14 Non-Recourse.

(a) Notwithstanding anything herein to the contrary, this Agreement may only be enforced against, and any Litigation based upon, arising out of or related to this Agreement may only be brought against, the Persons that are expressly named as Parties to this Agreement.

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(b) Except to the extent named as a party to this Agreement, and then only to the extent of the specific obligations of such party set forth in this Agreement, no past, present or future shareholder, member, partner, manager, director, officer, employee, Affiliate, subsidiary, agent, Representative, or any financial advisor or lender to any of the foregoing (each, a “Non-Recourse Party”) shall have any Liability (whether in contract, tort, equity or otherwise) for any of the representations, warranties, covenants, agreements or other obligations or Liabilities of any of the Parties or for any claims, causes of action, obligations or liabilities arising under, out of, in connection with or related in any manner to this Agreement or the Related Agreements or based on, in respect of, or by reason of this Agreement or the Related Agreements or their negotiation, execution, performance or breach.

(c) Each Non-Recourse Party is and shall be an intended third-party beneficiary of this Section 9.14 and shall have the right to enforce such provisions to the same extent as if it were a party hereto.

(d) This Section 9.14 may not be terminated, modified, or amended in any manner that adversely affects any Non-Recourse Party, without the prior written consent of such affected Non-Recourse Party.

(e) Nothing in this Section 9.14 shall limit or release any Party from any Liability expressly set forth in this Agreement.

Section 9.15 Mutual Drafting. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

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Section 9.16 Disclosure Schedule. All capitalized terms not defined in the Disclosure Schedule shall have the meaning ascribed to such terms in this Agreement. The Disclosure Schedule has been arranged for purposes of convenience in separately numbered sections corresponding to the Sections of this Agreement, and it is expressly understood and agreed that (a) the disclosure of any fact or item in any section of the Disclosure Schedule shall be deemed disclosure with respect to any other Section or subsection of the Disclosure Schedule to the extent the applicability of the disclosure to such other Section or subsection is readily apparent on the face of such disclosure without the need for a cross-reference, (b) the disclosure of any matter or item in the Disclosure Schedule shall not be deemed to constitute an acknowledgement that such matter or item is required to be disclosed therein, (c) the mere inclusion of an item in the Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception, any violation of Law or breach of Contract or material fact, event or circumstance or that such item has had or would be reasonably likely to have a Material Adverse Effect, (d) the information and disclosures contained therein shall not be construed or otherwise deemed to constitute, any representation, warranty, covenant or obligation of any Seller or any other Person except to the extent explicitly provided in this Agreement, and (e) the disclosures set forth in the Disclosure Schedule shall not be deemed to expand the scope of any, or create any new, representation, warranty, covenant or agreement set forth herein. The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement (or the Exhibits or Schedules attached hereto) or the Disclosure Schedule (or any exhibit, schedule or annex attached thereto) is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the Ordinary Course of Business, and no Party will use the fact of the setting of the amounts or the fact of the inclusion of any item in this Agreement (or the Exhibits or Schedules attached hereto) or the Disclosure Schedule (or any exhibit, schedule or annex attached thereto) in any dispute or controversy between the Parties as to whether any obligation, item or matter not set forth or included in this Agreement (or the Exhibits or Schedules attached hereto) or the Disclosure Schedule (or any exhibit, schedule or annex attached thereto) is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or are within or outside of the Ordinary Course of Business. Any description of any agreement, document, instrument, plan, arrangement or other item set forth on the Disclosure Schedule is a summary only and is qualified in its entirety by the terms of such agreement, document, instrument, plan, arrangement, or item. The information contained in this Agreement (or the Exhibits or Schedules attached hereto) and/or in the Disclosure Schedule (or any exhibit, schedule or annex attached thereto) is disclosed solely for purposes of this Agreement. Sellers may (but shall not be obligated to) supplement or amend those portions of the Disclosure Schedule prior to Closing to reflect (i) any fact, event or condition arising after the date hereof and prior to the Closing which, if existing or occurring as of the date of this Agreement, would have been required to be described in the Disclosure Schedule in order to avoid any Seller representation or warranty contained in this Agreement from being untrue or inaccurate and (ii) any fact, event or condition which first became known to a Knowledge party of any Seller listed in the definition of “Knowledge” after the date hereof which, if known to such person prior to the date of this Agreement, would have been required to be described in the Disclosure Schedule in order to avoid any Seller representation or warranty contained in this Agreement which is subject to the Knowledge of any Seller from being untrue or inaccurate; provided, however, that no amendment to the Disclosure Schedule shall have the effect of removing any Acquired Asset or adding any Assumed Liability without Buyer’s written consent.

Section 9.17 Headings; Table of Contents. The section headings and the table of contents contained in this Agreement and the Disclosure Schedule are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.18 Counterparts; Facsimile and Electronic Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. This Agreement or any counterpart may be executed and delivered by facsimile copies, delivered by electronic communications by portable document format (.pdf), or any other means of electronic execution, including by DocuSign, each of which shall be deemed an original.

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Section 9.19 Privileged Communications.

(a) Sellers and Buyer hereby acknowledge and agree that notwithstanding any provision of this Agreement, neither Buyer nor any of its Affiliates shall have access to (and each hereby waives any right of access it may otherwise have with respect to) any Privileged Communications (which, for the avoidance of doubt, shall constitute Excluded Assets), whether or not the Closing occurs. Without limiting the generality of the foregoing, Buyer hereby acknowledges and agrees, upon and after the Closing: (i) neither Buyer nor any of its Affiliates shall be a holder of, or have any right, title or interest to the Privileged Communications, (ii) only Sellers shall hold property rights in the Privileged Communications and shall have the right to waive or modify such property rights and (iii) Sellers shall have no duty whatsoever to reveal or disclose any Privileged Communications to Buyer or any of its Affiliates.

(b) To the extent that any Privileged Communications are disclosed or made available to Buyer, the Parties hereby agree (i) that the disclosure, receipt and/or review of such Privileged Communication is entirely inadvertent and shall not waive, modify, limit or impair in any form or fashion the protected nature of the Privileged Communications, (ii) it is their desire, intention and mutual understanding that the sharing of such material is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, common interest privilege, work product doctrine or other applicable privilege and (iii) Sellers shall have the right in their sole discretion and at any time to require the return and/or destruction of the Privileged Communications.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

SellerS:

FAT BRANDS INC., a Delaware corporation

By:	/s/ John C. DiDonato
Name:	John C. DiDonato
Title:	Chief Restructuring Officer

HDOS ACQUISITION, LLC, a Delaware limited liability company

By:	/s/ John C. DiDonato
Name:	John C. DiDonato
Title:	Chief Restructuring Officer

HDOS BRAND AND MARKETING FUND, LLC, a Delaware limited liability company

By:	/s/ John C. DiDonato
Name:	John C. DiDonato
Title:	Chief Restructuring Officer

HDOS FRANCHISE BRANDS, LLC, a Delaware limited liability company

By:	/s/ John C. DiDonato
Name:	John C. DiDonato
Title:	Chief Restructuring Officer

Signature Page to Amazing Brands/Fat Brands (HDOS) Asset Purchase Agreement

HDOS FRANCHISING, LLC, a Delaware limited liability company

By:	/s/ John C. DiDonato
Name:	John C. DiDonato
Title:	Chief Restructuring Officer

HDOS SHOWCASE, LLC, a Delaware limited liability company

By:	/s/ John C. DiDonato
Name:	John C. DiDonato
Title:	Chief Restructuring Officer

Signature Page to Amazing Brands/Fat Brands (HDOS) Asset Purchase Agreement

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

BUYER:

AMAZING BRANDS, LLC

By:	/s/ Sean Thueson
Name:	Sean Thueson
Title:	Manager

Signature Page to Amazing Brands/Fat Brands (HDOS) Asset Purchase Agreement

ANNEX 1

Sellers

1. FAT Brands Inc.

2. HDOS Acquisition, LLC

3. HDOS Franchise Brands, LLC

4. HDOS Franchising, LLC

5. HDOS Brand and Marketing Fund, LLC

6. HDOS Showcase, LLC

7. FAT Brands Development 1 LLC

Signature Page to Amazing Brands/Fat Brands (HDOS) Asset Purchase Agreement